EXHIBIT 10.2

Purchase and Sale Agreement
and
Escrow Instructions,
dated August 11, 2016,
by and among
CULLMAN POB III LLC,
an Alabama limited liability company,
as Seller,
GAHC4 CULLMAN AL MOB III, LLC,
a Delaware limited liability company,
as Buyer,
&
CHICAGO TITLE INSURANCE COMPANY,
as Escrow Agent.

List of Exhibits and Schedules

Exhibit A	Legal Description
Exhibit B	Representation Letter
Exhibit C	Audit Inquiry Letter
Exhibit D	Audit Response Letter Form
Exhibit E	Post-Closing Escrow Agreement
Schedule 1.3.1	Escrow Agent’s Wire Instructions
Schedule 3.3	Property Information
Schedule 4.1.11	Tenant Leases and Subleases
Schedule 4.1.11(a)	Tenant Lease Defaults
Schedule 4.1.13	Contracts
Schedule 4.1.15	List of Existing Violations
Schedule 5.4.1(a)	Form of Tenant Estoppel
Schedule 5.4.5	Form of ROFR Notice
Schedule 5.4.6	Form of Ground Lessor Estoppel Certificate
Schedule 5.6.1	Form of Deed
Schedule 5.6.2	Form of Assignment of Ground Lease
Schedule 5.6.3	Form of Bill of Sale and Assignment
Schedule 5.6.4	Form of Assignment of Leases

Index of Defined Terms

Accounting Records	19	Inspections	6
Affidavit	6	Intangible Property	3
Agreement	1	Intrusive Inspections	7
Applicable Legal Bodies	13	Land	1
Assignment of Ground Lease	26	Lease Action	17
Assignment of Leases	27	Notice of Objection	22
Assumed Contracts	8	OFAC	10
Audited Year	19	Opening of Escrow	20
Bill of Sale and Assignment	26	Permits	2
Board	46	Personal Property	2
Board Approval Condition	46	Post-Closing Escrow Agreement	35
Broker	40	Pre-Closing Default	36
Business Day	43	Pre-Closing Defaults	36
Buyer	1	Preliminary Report	4
Buyer’s Knowledge	15	Proceeding	3
Buyer’s Reports	7	Property	1
CAM Charge(s)	30	Property Information	8
CAM Lease Year	31	Purchase Price	3
CERCLA	12	RCRA	12
Claims	16	Real Property	2
Closing	4	Registered Company	19
Closing Date	4	Representation Documents	15
Closing Statement	34	Required Title Condition	5
Code	10	ROFR	4
Contracts	3	ROFR Notice	23
control	40	SEC Filings	19
Control	40	Seller	1
Current Billing Period	32	Seller Monetary Encumbrances	5
DDP Waiver Notice	9	Seller’s Knowledge	13
Deed	26	Seller’s Liability Cap	38
Deposit	3	Stub Period	19
Due Diligence Period	8	Subleases	2
Effective Date	1	Subtenants	2
Escrow	20	Survey	5
Escrow Agent	1	Survival Period	15
Exception Documents	4	Tenant	2
Existing Lender	18	Tenant Estoppel	22
Existing Loan	18	Tenant Estoppel Condition	23
Ground Lease	1	Tenant Leases	2
Ground Lessor	1	Tenant Notice	35
Ground Lessor Estoppel Certificate	24	Tenants	2
Hazardous Materials	12	Termination Notice	9
Holdback	35	Title Company	4
Improvements	2	Title Policies	23
Indemnified Claim	45	Title Review Period	5
Indemnitee	45	UCC Searches	4
Indemnitor	45	Violations	9
Initial Closing Date	4	Warranties	2

PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS
THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of this 11th day of August, 2016 (the “Effective Date”), by and among CULLMAN POB III LLC, an Alabama limited liability company, as seller (“Seller”), GAHC4 CULLMAN AL MOB III, LLC, a Delaware limited liability company, as buyer (“Buyer”), and CHICAGO TITLE INSURANCE COMPANY, as escrow agent (in such capacity, “Escrow Agent”).
RECITALS
I.    Seller is the holder of a leasehold interest as ground lessee in that certain land situated in the County of Cullman, State of Alabama (the “Land”), which Land is more particularly described on Exhibit A annexed hereto, and Seller holds certain right, title and interest in, to and under certain other assets as hereinafter described.
II.    One (1) medical office building commonly referred to as the “Cullman Professional Office Building III Center” is located on the Land.
III.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as defined below) on the terms and conditions contained in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE 1
SALE OF PROPERTY
1.1    Property To Be Sold. Subject to the terms and provisions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions of this Agreement the following (the “Property”):
1.1.1    Seller’s leasehold interest in and to the Land, pursuant to that certain Ground Lease, dated July 29, 2008, as amended by that certain First Amendment to Ground Lease, dated June 28, 2010 (collectively, the “Ground Lease”), by and between Cullman Regional Medical Center, Inc., an Alabama not-for-profit corporation, as ground lessor (the “Ground Lessor”) and Seller, as ground lessee, together with, but subject to the Ground Lease, all of Seller’s privileges, rights, easements and appurtenances benefiting such Land including, without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with the Land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such Land.

1.1.2    Subject to the Ground Lease, all of Seller’s right, title and interest in, to and under all buildings, structures and other improvements including, without limitation, the medical office building(s), and all fixtures, systems and facilities located on the Land (further subject to the rights of the applicable Tenants under the applicable Tenant Leases and any applicable Subtenants (as such capitalized terms are defined below)) (collectively, the “Improvements”; together with the Land, from time to time, the “Real Property”).
1.1.3    All of Seller’s right, title and interest in and to (a) all leases entered into by Seller, including all amendments thereto, with persons or entities (each a “Tenant”, and collectively, the “Tenants”) leasing any portion of the Real Property or hereafter entered into in accordance with the terms hereof prior to Closing, other than those leases that expire prior to the Closing Date in accordance with their terms or are terminated by Seller prior to the Closing Date in accordance with the terms of this Agreement, and (b) any other leases, subleases or other agreements, including any and all extensions, amendments and modifications thereto, granting a possessory interest in and to any space in the Improvements or the Land, or that otherwise grant rights with regard to use of the Improvements or the Land (collectively, the “Tenant Leases”), together with all security deposits, other deposits held in connection with such Tenant Leases, and all of Seller’s right, title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Tenant Leases, and (b) any sub-leases, including all amendments thereto, with persons or entities sub-leasing all or a portion of the Real Property as subtenants (collectively, the “Subtenants”) of the applicable Tenants pursuant to subleases (collectively, the “Subleases”), together with all security deposits, other deposits held in connection with such Subleases, and all of Seller’s right title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Subleases (it being agreed that for purposes of this Agreement, the Ground Lease shall not be deemed a Tenant Lease).
1.1.4    All of Seller’s right, title and interest in and to (a) any and all tangible personal property owned by Seller located on and used exclusively in connection with the Real Property including, without limitation, sculptures, paintings and other artwork, equipment, furniture, tools and supplies; and (b) any and all plans and specifications; and architectural and engineering drawings (collectively, the “Personal Property”).
1.1.5    All of Seller’s rights in and to any and all warranties and guaranties relating to the Improvements (collectively, the “Warranties”).
1.1.6    All of Seller’s rights in and to all use, occupancy, building and operating licenses, permits, approvals, entitlements and development rights relating to the Real Property (collectively, the “Permits”).
1.1.7    All service contracts, any construction contracts, and similar type property-related agreements entered into by Seller (or to which Seller is otherwise a party) as of the Effective Date or entered into by Seller after the Effective Date and prior to the Closing Date in accordance with this Agreement (collectively, the “Contracts”), to the extent Buyer is to assume the same pursuant to Section 3.4 and to the extent the same are not required to be terminated pursuant to Sections 3.4 and/or 4.5.2 (the foregoing to expressly exclude the Tenant Leases).

1.1.8    All of Seller’s rights in and to (i) all trade names, trademarks, service marks, building and property names, domain names and building signs used in connection with the Real Property; and (ii) all other intangible property (other than cash, cash equivalents, rights under any loan to or from Seller, stock, and rights in and/or to any insurance policies for which Seller is the insured party) related to the Real Property (collectively, the “Intangible Property”). Seller hereby informs Buyer that, to Seller’s Knowledge, Seller does not own any interest in the trade name “Cullman Professional Office Building III Center,” but, to the extent Seller does own any interest in the trade name “Cullman Professional Office Building III Center,” or it is otherwise determined that Seller owns an interest in the trade name “Cullman Professional Office Building III Center,” then Seller, as of Closing, disclaims any right to the use of such trade name and, pursuant to the Bill of Sale and Assignment, assigns any such rights to Buyer.
1.2    Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Sixteen Million Six Hundred Fifty Thousand and 00/100 Dollars ($16,650,000.00). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds.
1.3    Deposit And Escrow.
1.3.1    Within three (3) Business Days after execution of this Agreement by both Buyer and Seller, Buyer shall deliver to Escrow Agent, whose contact information is 2828 Routh Street, Suite 800, Dallas, Texas 75201, (214) 965-1719, Attn: Shannon Bright, by wire transfer in accordance with the instructions set forth on Schedule 1.3.1 hereto a deposit in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Deposit”). In addition, as independent consideration for the rights and benefits granted to Buyer, One Hundred and 00/100 Dollars ($100.00) of the Deposit is independent consideration hereunder and is non-refundable, and is immediately released by Escrow Agent to Seller and immediately becomes the property of Seller upon execution and delivery of this Agreement by Buyer (and thus all references to a return of the Deposit to Buyer shall mean the $500,000.00 less the $100 non-refundable portion.) The Deposit shall be held in an insured, interest-bearing escrow account at a bank reasonably acceptable to both Seller and Buyer with interest accruing for the benefit of the party entitled to the Deposit (and at Closing (as defined below) or such other date upon which the Deposit is released pursuant to the terms hereof, the interest will be paid to the party entitled to the Deposit). Escrow Agent may conclusively rely upon and act, subject to the escrow provisions of this Agreement, in accordance with any certificate, instructions, notice, letter, e-mail, facsimile, or other written instrument believed to be genuine and signed or communicated by the proper party or parties entitled to deliver same to Escrow Agent under this Agreement.
1.3.2    The Deposit shall be applied to the Purchase Price if the Closing occurs. Unless Buyer delivers a Termination Notice (as defined below) on or prior to the expiration of the Due Diligence Period (as defined below), the Deposit shall thereafter become non-refundable to Buyer, except where this Agreement expressly provides that the Deposit shall be returned to Buyer upon the termination of this Agreement. If Buyer shall terminate this Agreement on or prior to the expiration of the Due Diligence Period, the Deposit shall be returned to Buyer as provided in Section 3.6.

1.4    Closing Date.
1.4.1    The Closing (as hereinafter defined) of the transactions contemplated herein shall be an escrow style closing to occur on the date (the “Initial Closing Date”) that is thirty (30) days after the expiration of the Due Diligence Period; provided, however, that Buyer may extend the Closing Date by thirty (30) days by delivering written notice to Sellers and Escrow Agent of such extension together with a non-refundable additional deposit into Escrow of the additional sum of Five Hundred Thousand Dollars ($500,000.00) (which amount shall thereafter increase the amount of, and become part of, the Deposit for all purposes hereunder). “Closing” shall mean the date on which each of the following has occurred (i) Escrow Agent has confirmed that all conditions to closing and insuring title as of such date have been irrevocably and unconditionally satisfied, (ii) each party has authorized closing and disbursement, (iii) Escrow Agent has disbursed funds and is irrevocably and unconditionally committed to insuring leasehold title in favor of Buyer, and (iv) Seller has transferred title to the Property to Buyer; all in accordance with the terms hereof.
1.4.2    Buyer acknowledges that the Ground Lessor has a right of first refusal pursuant to the Ground Lease and in connection with the transactions set forth in this Agreement pursuant to Section 23 of the Ground Lease (the “ROFR”), and that Seller is required to deliver the ROFR Notice to the Ground Lessor pursuant to which the Ground Lessor shall have the right to exercise or waive the ROFR (or have the ROFR deemed waived by the Ground Lessor’s failure to respond) pursuant to the Ground Lease.
1.4.3    The Initial Closing Date, as the same may be further extended in accordance with the express terms of this Agreement, or changed pursuant to written agreement between Buyer and Seller is referred to herein as the “Closing Date”.
ARTICLE 2
TITLE AND SURVEY
2.1    Title and Survey. Buyer may, in its sole and absolute discretion, (a) obtain a preliminary title report or commitment (the “Preliminary Report”) from Escrow Agent (referred to herein in such capacity as the “Title Company”), together with complete and legible copies of all documents referenced therein, with respect to the Real Property (the “Exception Documents”), (b) conduct lien searches covering Seller and the Property (the “UCC Searches”), and (c) order a survey of the Real Property by a licensed surveyor or registered professional engineer (the “Survey”). Upon receipt thereof by Buyer, Buyer shall promptly deliver a copy of each of the Preliminary Report, the UCC Searches and the Survey to Seller.
2.2    Required Title Condition.
2.2.1    In the event any matters appear in the Preliminary Report, Exception Documents, or Survey that are unacceptable to Buyer, Buyer shall, by 5:00 p.m. (Central Time) on the date that five (5) Business Days prior to the end of the Due Diligence Period, notify Seller in writing of such fact (the “Title Review Period”). If Buyer fails to so notify Seller prior to the expiration of the Title Review Period, Buyer shall be deemed to have accepted all exceptions to title referenced in the Preliminary Report and UCC Searches and all matters shown on the

Survey, except for matters that are the subject of an objection letter made under the preceding sentence, and such accepted exceptions shall be included in the term “Permitted Exceptions” as used herein. In the event Buyer objects to any such matters within the Title Review Period, Seller shall have five (5) Business Days from receipt of such notice within which to remedy or cure such unacceptable exceptions or items. In the event Seller is unable to remedy or cure such unacceptable items to the satisfaction of Buyer or elects not to remedy or cure such unacceptable items on or before the expiration of said five (5) Business Day period, Buyer may either (a) waive such objections and accept title to the Real Property subject to such unacceptable items (which items shall then be deemed to constitute part of the “Permitted Exceptions”), or (b) terminate this Agreement by written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement. “Permitted Exceptions” shall include, subject to the prorations and re-prorations set forth herein: 1) current, non-delinquent real property taxes and assessments taxes; (2) those matters that may be approved (or deemed approved) by Purchaser pursuant to this Article 2; (3) the terms of the Ground Lease, including the restrictions set forth therein, and the easements of record created pursuant to the Ground Lease; (4) those matters disclosed by the Survey (as hereinafter defined) for which Buyer does not timely object and Seller does not agree to cure in accordance with the terms herein; (5) the rights of Tenants set forth in the Tenant Leases, and the rights of Subtenants set forth in the Subleases; (6) matters of record resulting from any act of Buyer or Buyer’s representatives; and (7) applicable local, state and federal laws, ordinances, rules and regulations, including, but not limited to, zoning ordinances.
2.2.2    Seller shall convey title to the Property to Buyer, free and clear of all liens and encumbrances, subject only to (i) the Permitted Exceptions; and (ii) any other matters approved in writing by Buyer, in Buyer’s sole and absolute discretion (collectively, the “Required Title Condition”). Notwithstanding anything contained in this Section 2.2.2 to the contrary, Permitted Exceptions shall expressly exclude and Seller shall be obligated, at its sole cost and expense, to satisfy and release of record, at or prior to Closing, all monetary liens and encumbrances affecting the Property, including any deeds of trust, mortgages, fixture filings, tax liens, delinquent taxes, judgments, mechanics’ liens, materialmens’ liens, and/or other liens or charges in a fixed sum (to the extent such encumbrances relate directly to monetary encumbrances arising from the voluntary acts or omissions of Seller, as opposed to the voluntary acts or omissions of Tenants, Subtenants, Ground Lessor or other third parties) (“Seller Monetary Encumbrances”), and Seller authorizes the use of the Purchase Price or a portion thereof to pay and discharge the same at Closing. For purposes of clarification and notwithstanding anything to the contrary set forth herein, Seller shall not be obligated to satisfy at or prior to Closing any liens, claims, encumbrances, or other matters affecting title to the Property (other than Seller Monetary Encumbrances) other than expressly agreed to in writing by Seller pursuant to this Article 2. Permitted Exceptions shall also expressly exclude the so-called “standard exceptions” or “pre-printed” exceptions (other than requirements relating to Purchaser’s organizational documents) that are subject to deletion by the Title Company upon receipt of a standard owner’s affidavit and/or “gap” indemnity, which Seller shall provide at Closing (the “Affidavit”). Without limiting the foregoing, the Affidavit shall be in such a form so as to, among other things, cause the Title Company to omit from the Title Policies all exceptions for mechanics’, and materialman’s liens (provided, however, that requirement to remove exceptions for mechanics’ or materialman’s liens shall be limited to work performed by or on behalf of Seller, and Seller is otherwise expressly relieved from having to make any representations as to mechanics’ or materialmen’s liens resulting from work performed by Tenants or Subtenants or any other third parties occurring through or under Tenants) and to provide “gap” coverage insuring the period from the effective date of the Title Commitment through the date and time of recording of the Deed (as hereinafter defined).
2.2.3    If at any time the Title Commitment, Exception Documents, or Survey are supplemented or revised (other than the deletion or elimination of any item as to which Buyer has made an objection), Buyer shall have the right to review and approve or disapprove any such supplement or revision and to terminate this Agreement in the event that Seller is unable to remedy or cure any such matters to the satisfaction of Buyer in accordance with the provisions of Section 2.2.1 above, except that Buyer’s ten (10) Business Day period as to such additional items shall be for a period expiring on the date that is the earlier to occur of (a) ten (10) Business Days following the date of Buyer’s receipt of such modification, and (b) the Closing Date, and all other time periods referred to in Section 2.2 shall expire on the date that is the earlier of (i) the final day of the specified time period as set forth therein, and (ii) the Closing Date.
ARTICLE 3
INSPECTIONS AND DUE DILIGENCE PERIOD
3.1    Access. Subject to the terms and conditions of this Section 3.1, from and after the Effective Date through the Closing Date, Buyer, personally or through its authorized agent or representatives and independent contractors, shall have the right, upon reasonable advance notice to Seller and with reasonable frequency, to enter upon the Real Property during normal business hours to conduct any reasonable tests or inspections of the Property, including economic feasibility and underwriting analyses, investigations with regard to zoning, building codes and other governmental regulations, tenant interviews, property tours and other reviews or interviews of the Property that Buyer deems necessary or advisable, architectural, engineering, environmental inspections and studies (including all structural and mechanical systems), hazardous materials inspections, surveys of the Real Property, and, subject to Section 3.1.4 below, soil, seismic and geological testing and studies (collectively, “Inspections”).
3.1.1    All Inspections shall be performed by or on behalf of Buyer at Buyer’s sole cost and expense.
3.1.2    Buyer’s Inspections (a) shall be conducted in accordance with all governmental regulations, and (b) shall not unreasonably impede the normal day-to-day business operations at the Real Property. Buyer’s entry on to the Real Property and performance of any Inspections shall be subject to the rights of the Ground Lessor under the Ground Lease and Tenants under the Tenant Leases (if any) and Buyer shall not unreasonably interfere with the use or occupancy of the Real Property by such Tenants (and their respective Subtenants, invitees, and licensees) under such Tenant Leases. Buyer shall take commercially reasonable actions to ensure that all actions taken in connection with any Inspections, and all equipment, materials and substances generated, used or brought onto the Real Property cause no harm to the safety, health and well- being of all Tenants and cause no damage to the Property.

3.1.3    Seller (or its representative) shall, unless it elects otherwise (on a case by case basis), accompany Buyer on each property visit.
3.1.4    Buyer shall have the right to conduct a Phase I environmental site assessment at the Real Property. Buyer shall not perform any air sampling or intrusive Inspections (including soil borings, soil sampling and, if relevant, ground water testing and invasive sampling of building materials) (collectively, “Intrusive Inspections”) as part of a Phase II environmental site assessment or otherwise without Seller’s prior written consent, which may be withheld by Seller in Seller’s sole and absolute discretion.
3.1.5    Buyer hereby agrees to indemnify and hold Seller (and Seller’s agents, advisors, partners, members, owners, officers and directors) harmless from any actual physical or other damage and personal injury to the extent arising out of and directly caused by Buyer’s performance of any Inspections; provided, however, that the indemnity of this Section 3.1.5 shall not cover loss resulting from the discovery of pre-existing conditions disclosed by Buyer’s Inspections except to the extent that Buyer’s Inspections exacerbated such pre-existing conditions or Seller’s negligence or willful misconduct. Notwithstanding any other provision in this Agreement to the contrary, this indemnification shall survive the termination of or Closing under this Agreement.
3.1.6    Buyer shall promptly repair, at Buyer’s sole cost and expense, any damage to the Property resulting from any Inspections and shall replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such activity so that the Property shall be in the substantially same condition that existed immediately prior to such activity, which obligation of Buyer shall survive the expiration or earlier termination of this Agreement.
3.1.7    Upon Seller’s request, Buyer shall deliver to Seller a copy of any survey, report, study or other written material obtained or developed by a third-party consultant in connection with any Inspections (collectively, “Buyer’s Reports”); provided, however, Seller shall not be permitted to retain the same if this Agreement is terminated for any reason, without reimbursement for Buyer’s actual, out-of-pocket costs therefor. This Section 3.1.7 shall survive the expiration or earlier termination of this Agreement.
3.1.8    Prior to entering the Real Property and conducting any Inspections, Buyer or the consultants performing the Inspections on behalf of Buyer shall maintain or cause to be maintained, at Buyer’s expense, a policy of comprehensive general liability insurance in the amount of $1,000,000.00 per occurrence, which insurance shall name Seller as additional an additional insured. Buyer shall provide certificates of insurance to Seller evidencing compliance with the foregoing requirements prior to the first entry on the Real Property.
3.1.9    Buyer shall not cause or permit any mechanic’s or materialmen’s liens or any other liens, judgments or other encumbrances to attach to the Real Property by reason of the performance of any Inspections or the purchase of any materials by Buyer or any other party in connection with any Inspections conducted by or for Buyer. Buyer shall, at its sole cost and expense, promptly discharge of record, or escrow with Seller, on terms reasonably acceptable to Seller, funds to discharge, such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished as a result of Buyer’s

Inspections). This Section 3.1.9 shall survive the expiration or earlier termination of this Agreement.
3.2    Due Diligence Period. Buyer shall have from the Effective Date until 5:00 p.m. (Central Time) on the date that is the later of (a) thirty (30) days after the Effective Date, or (b) the date following the Effective Date that Seller has provided Buyer with the Property Information pursuant to Sections 3.3 (such period, subject to Section 3.5, and as same may be extended pursuant to the terms of this Agreement, the “Due Diligence Period”) to conduct its due diligence review of the Property.
3.3    Property Information. Seller and Buyer hereby agree and acknowledge that Seller, within three (3) business days from the Effective Date, shall either (a) deliver to Buyer (at the following address: American Healthcare Investors, 18191 Von Karman Avenue, Suite 300, Irvine, California 92612), attention: Rex Morishita, telephone: (949) 270 -9214, e-mail: rmorishita@ahinvestors.com), or (b) make available to Buyer in an online data room, complete and accurate copies of all material due diligence items in Seller’s possession and/or reasonable control (including, without limitation, the Property related information set forth in Schedule 3.3 annexed hereto) (collectively, the “Property Information”). If this Agreement is terminated in accordance with the terms hereof, then Buyer shall, at Seller’s option and upon receipt of written notice from Seller, either (a) return all Property Information (and any other documents delivered or made available to Buyer) to Seller, or (b) demonstrate to Seller’s reasonable satisfaction that all Property Information (and any other documents delivered or made available to Buyer) has been destroyed. Buyer acknowledges that other than as expressly set forth in Section 4.1 or the Representation Documents, Seller has not made any representation or warranty with respect to the Property Information or any other information furnished or provided to Buyer pursuant to this Section 3.3.

3.4    Contracts. Buyer shall not be required to assume any Contracts at Closing. On or prior to the expiration of the Due Diligence Period, Buyer shall notify Seller of any Contracts it has elected to assume in its sole and absolute discretion. Such Contracts, if any, that Buyer elects in writing to assume are referred to herein as the “Assumed Contracts”. Any failure by Buyer to send notice pursuant to this Section shall be deemed to mean that Buyer has elected not to assume any Contracts. Seller shall terminate, at Seller’s sole cost and expense, including with respect to any termination fee or other costs associated with such termination, any Contracts that Buyer does not elect (or is deemed to have elected not) to assume. Notwithstanding any language to the contrary contained herein, Seller shall terminate, at Seller’s sole cost and expense, including with respect to any termination fee or other costs associated with such termination, any and all leasing commission agreements, property management agreements, or asset management agreements affecting all or any portion of the Property, the Ground Lease or the Tenant Leases to which Seller is a party or otherwise bound effective on or before the Closing Date. To the extent the same are assignable by Seller to Buyer, Seller shall assign to Buyer, and Buyer shall assume, all Assumed Contracts at Closing (other than such Contracts that Seller is required to terminate on or prior to the Closing Date in accordance with this Section 3.4 and Section 4.6.2). At Closing, Seller, at Seller’s expense, shall provide written notice to each party (other than Seller) under the Assumed Contracts of the assignment by Seller, and the assumption by Buyer, of the Assumed Contracts by Buyer on the Closing Date.
3.5    Buyer’s Possible Early Termination. If Buyer shall, for any reason or no reason, in Buyer’s sole and absolute discretion, elect not to purchase the Property, then Buyer shall be entitled, but is not obligated, to terminate this Agreement by delivering notice (“Termination Notice”) to Seller at or before 5:00 p.m. Central Time on the last day of the Due Diligence Period. Further, unless Buyer provides Seller with a written notice of its waiver of the Due Diligence Period (“DDP Waiver Notice”) at or before 5:00 p.m. Central Time on the last day of the Due Diligence Period, this Agreement shall automatically terminate and the provisions of Section 3.6 shall apply. Notwithstanding anything herein to the contrary, a DDP Waiver Notice shall not be deemed to be a waiver by Buyer of any other rights or remedies, including other termination rights, it may have as set forth herein.
3.6    Consequences of Buyer’s Early Termination. Unless Buyer provides a DDP Waiver Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the expiration of the Due Diligence Period. If Buyer provides a Termination Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the giving of such notice. In the event of either of the foregoing, the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement). Escrow Agent shall pay the entire Deposit to Buyer not later than one (1) Business Day following termination of this Agreement. No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Buyer by Escrow Agent under this Section, and the Deposit shall be released and delivered to Buyer upon Escrow Agent’s receipt of Buyer’s confirmation of termination of the Agreement pursuant to this Article 3, despite any objection or potential objection by Seller.
3.7    Intentionally Omitted.

3.8    Violations. All notices received by Seller, as of the Effective Date (and, as of the Closing Date) from any applicable governmental authority regarding violations of laws, ordinances, statutes, codes, rules or regulations (collectively, “Violations”) affecting the Property (which have not been cured or discharged by the Effective Date) are described on Schedule 4.1.15 annexed hereto. Buyer and Seller agree that Seller shall cause each Violation listed on Schedule 4.1.15 annexed hereto to be cured, discharged or otherwise remediated to Buyer’s satisfaction such that, as of the Closing Date, such Violation shall no longer affect or otherwise encumber the Real Property. Buyer and Seller agree that notwithstanding anything to the contrary set forth herein, Seller shall have no obligation to cure any Violation of which Seller did not receive notice or was not otherwise aware, as of the Effective Date, or prior to Closing, or any Violation that is caused by the actions or omissions of Buyer or any of Buyer’s affiliates, employees, agents and/or contractors.
ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1    Seller’s Representations. Seller represents and warrants to Buyer as of the Effective Date (and, as of the Closing Date) that:
4.1.1    Seller is a limited liability company validly formed in the State of Alabama, and has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller has been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party.

4.1.2    Seller has not granted any outstanding rights of first refusal, rights of reverter or options to purchase relating to the Property or any interest therein (other than in favor of Ground Lessor pursuant to the Ground Lease).
4.1.3    This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
4.1.4    Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).
4.1.5    Neither Seller, nor, to Seller’s Knowledge, any person or entity that controls the management and policies of Seller or owns directly or indirectly more than fifty percent (50%) of Seller, and, to Seller’s Knowledge, no employee, officer, or director of Seller is a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001,

Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and, to Seller’s Knowledge, is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
4.1.6    No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.
4.1.7    There are no actions, suits or proceedings pending or, to Seller’s Knowledge, threatened against (i) the Property or any portion thereof (excluding any actions, suits or proceedings against the Property that may result from the acts or omissions of any Tenant or Subtenant, with respect to which Seller represents and warrants to Buyer that Seller has not received any written notice of the same), or (ii) Seller, which, in either case, if determined adversely would be likely to adversely affect Seller’s ability to perform its obligations hereunder.
4.1.8    Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
4.1.9    Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (a) the operating agreement of Seller, or (b) any law or any order, writ, injunction or decree of any court or governmental authority, or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument, or (iii) violates any restriction, requirement, covenant or condition set forth in any recorded agreement to which all or any part of the Property is subject (excluding the mortgage encumbering the Property as of the Effective Date which mortgage will be paid off in full and satisfied as of the Closing Date).
4.1.10    Seller has not received any written notice to the effect that any condemnation, eminent domain, assessment or similar proceeding or charge is threatened or contemplated, and, to Seller’s Knowledge, there is no such threatened or contemplated proceeding or charge relating to the Property. Seller has not received any written notice of a proposed increase in the assessed valuation of the Property.
4.1.11    A list of all Tenant Leases and Subleases is set forth on Schedule 4.1.11 annexed hereto and Seller has delivered or made available to Buyer pursuant to Section 3.3 a true, complete and accurate copy of the Tenant Leases and Subleases, and there have been no modifications to such Tenant Leases or Subleases other than as set forth on Schedule 4.1.11. To Seller’s Knowledge, each of the Tenant Leases and Subleases is in full force and effect. To Seller’s Knowledge, neither Seller nor any Tenant under such Tenant Leases is in material default under its respective Tenant Lease, except as set forth on Schedule 4.1.11(a). Seller has not received any written notice of any claim of offset or other defense from any Tenant in respect of such Tenant’s or Seller’s obligations under its respective Tenant Lease. There are no pending or incomplete tenant improvements of landlord or unpaid tenant improvement costs by landlord or leasing commissions payable by landlord with respect to any such Tenant Lease.
4.1.12    Seller is not affiliated with any of the Tenants.
4.1.13    A list of all Contracts is set forth on Schedule 4.1.13 annexed hereto and Seller has delivered or made available to Buyer pursuant to Section 3.3 true, complete and accurate copies of all Contracts that are in effect as of the Effective Date (and, as of Closing, all Assumed Contracts, if any). To Seller’s Knowledge, there are no payment defaults or any other material defaults by Seller or by any other party to any Contract that has not been cured. .
4.1.14    Other than the Contracts, there are no other documents, agreements or understandings (whether oral or written) which might bind the Property or any portion thereof or the Buyer after Closing which might give rise to a claim for leasing commissions (other than as otherwise expressly provided to the contrary herein); and Seller has (or will have) paid by the Closing Date all leasing commissions which are due and payable by the Closing Date under the Contracts (other than as otherwise expressly provided to the contrary herein).
4.1.15    Seller has not received any written notice from any governmental authority of any Violations that, as of the Effective Date, remain uncured or undischarged except as set forth in Schedule 4.1.15 annexed hereto.
4.1.16    No person (other than Buyer or the Ground Lessor under the Ground Lease) has any right, agreement, commitment, option, repurchase right, right of first offer or right of first refusal with respect to the purchase, assignment or transfer of all or any portion of the Property (none of which may have been waived as of the Effective Date, and the waiver of which, in some instances, is subject to the terms of this Agreement).
4.1.17    Seller has not received any written notice from, and, to Seller’s Knowledge, there are no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property. To Seller’s Knowledge, neither Seller nor any other party subject to any such document is in default under any such document. Seller has timely paid all amounts due and payable under each such document.
4.1.18    Seller has not received any written notice from any Applicable Legal Bodies of any pending or threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property.
4.1.19    Seller has not received any written notice from any Applicable Legal Bodies regarding an intention to revoke any certificate of occupancy, license, or permit in connection with all or any portion of the Property.
4.1.20    Seller has not received any written notice from any Applicable Legal Bodies of any violation of any laws, ordinances, statutes, codes, rules or regulations related to

Hazardous Materials and affecting the Property. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C. § 6901, et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property (collectively, “Applicable Legal Bodies”) relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).
4.1.21    Excluding any claims pending or unpaid bills resulting from the acts or omissions of a Tenant or Subtenant, to Seller’s Knowledge, there are no claims pending or unpaid bills which would result in the creation of any lien on the Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. Excluding any delinquent bills or claims pending resulting from the acts or omissions of a Tenant or Subtenant, to Seller’s Knowledge, there are no delinquent bills or claims in connection with any repair of the Property or other work or material purchased in connection with the Property which will not be paid by or at the Closing.
4.1.22    Seller has not received any written notice or request from any insurance company engaged by Seller issuing any policy of insurance covering the Property requesting the performance of any work with respect to the Property or the Improvements located thereon which has not been fully complied with.
4.1.23    There are no on-site employees of Seller at the Property, and upon the Closing Date, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Property.
4.1.24    The Ground Lease delivered by Seller to Buyer is a true, correct and complete copy of the Ground Lease. The Ground Lease has not been amended, modified, changed, altered, restated or assigned in any respect, either orally or in writing, except as expressly described therein, and it constitutes the entire agreement between Seller and Ground Lessor. There are no other agreements or understandings, written or oral, between Seller and Ground Lessor governing the terms of the Ground Lease or the Property. Neither Seller nor, to Seller’s Knowledge, Ground Lessor is in default under the Ground Lease.

4.1.25    To Seller’s Knowledge, Seller has not withheld any information or documents that could cause any information presented in the Property Information to be misleading or inaccurate in any material respect. To Seller’s Knowledge, there are no facts, other than any facts which have been disclosed to Buyer in or as part of the Property Information, in writing, or in this Agreement, that would cause any of Seller’s representations and warranties set forth in this Agreement to be materially untrue.
As used herein, the phrase “Seller’s Knowledge” (or words of similar import or meaning) shall be deemed to mean the current, actual knowledge (as opposed to imputed, implied or constructive knowledge) of Malika Basheer, without imputation to Malika Basheer of the knowledge of any other employee, officer, director, member or principal of Seller. Seller represents and warrants to Buyer that Malika Basheer is an asset/portfolio manager for Seller’s parent entity, and Malika Basheer is actively involved with the Property.
4.2    Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as of the Effective Date (and as of the Closing Date) that:
4.2.1    Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.
4.2.2    Buyer has full right, power and authority and is duly authorized to enter into this Agreement and Buyer has full right, power and authority to perform each of the covenants to be performed by Buyer hereunder and, subject to the approval of Buyer’s board of directors on or before the expiration of the Due Diligence Period, to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

4.2.3    Buyer is not a “foreign person” within the meaning of Section 1445(f) of the Code.
4.2.4    Neither Buyer nor, to Buyer’s Knowledge, any person or entity that controls the management and policies of Buyer or owns directly or indirectly more than fifty percent (50%) of Buyer, and, to Buyer’s Knowledge, no employee, officer or director of Buyer is a person or entity with whom United States persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and, to Buyer’s Knowledge, is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
4.2.5    No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Buyer of this Agreement or the performance of its obligations hereunder.

4.2.6    There are no actions, suits or proceedings pending or, to Buyer’s Knowledge, threatened against or affecting Buyer, which, if determined adversely, would be likely to adversely affect Buyer’s ability to perform its obligations hereunder.
4.2.7    Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any of its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
4.2.8    Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (a) the operating agreement of Buyer, or (b) any law or any order, writ, injunction or decree of any court or governmental authority, or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.
As used herein, the phrase “Buyer’s Knowledge” (or words of similar import or meaning) shall be deemed to mean the current, actual knowledge (as opposed to imputed, implied or constructive knowledge) of Danny Prosky and/or Stefan Oh, without imputation to Danny Prosky and/or Stefan Oh of the knowledge of any other employee, officer, director, member or principal of Buyer.
4.3    Survivability of Representations and Warranties; Change in Facts. The representations and warranties of Seller and Buyer set forth in this Agreement are remade (subject to this Section 4.3) as of the Closing Date and deemed to be merged into the instruments of Closing, and such representations and warranties (and the representations and warranties set forth in such instruments of Closing) shall survive for a period of nine (9) months after the Closing Date (the “Survival Period”). The representations and warranties of Seller and Buyer shall be remade as of the Closing Date to reflect and incorporate any change in facts occurring between the Effective Date and the Closing Date that result from the exercise of any rights and/or obligations of Seller and Buyer, respectively, under this Agreement, and any such change in facts shall neither constitute a default under, or breach of, this Agreement by the party making such representation or warranty nor afford the other party the right to any remedies under this Agreement based purely on such change in facts, including, without limitation, any right to terminate this Agreement. If any representation and warranty of Seller or Buyer shall be true as of the Effective Date but untrue as of the Closing Date due to a change of facts that does not result from such party’s acts or omissions (for example, the occurrence of a pending condemnation proceeding), then such change of facts shall constitute a failure of a condition to Closing benefitting the party receiving such representation or warranty but shall not constitute a default under, or breach of, this Agreement by such party. Notwithstanding the foregoing, any supplements to the representations or warranties of Seller shall not be deemed to supplement the representations and warranties for purposes of determining whether the condition precedent set forth in Section 5.4.3 has been satisfied to the extent the information provided in such supplements would adversely impact Buyer, the Property, the Ground Lease, the Tenant Leases and/or the sale, use, leasing and operation of the Property.

4.4    Property Conveyed “As Is”. Except as expressly provided to the contrary in this Agreement, the Deed, the Assignment of Ground Lease, the Bill of Sale and Assignment, the Assignment of Leases, the Ground Lessor Estoppel Certificate and the other documents to be delivered by Seller at Closing (collectively, the “Representation Documents”), Buyer agrees that the Property shall be sold, and Buyer shall accept the Property at Closing on an “as-is where-is” basis including, without limitation, any and all any construction, latent or patent defects in the Property, and subject to any and all Hazardous Materials located in, at, about or under the Property, or for any and all actual, out-of-pocket claims or causes of action (actual or threatened) based upon, in connection with or arising out of any law, statute, rule or regulation governing the use, handling, storage or disposition of Hazardous Materials. Buyer has not relied and is not relying upon any representations or warranties of Seller (other than the representations and warranties of Seller expressly set forth in the Representation Documents), or upon any statements made in any informational materials with respect to the Property provided by Seller or any other person or entity, including any broker, or any member, manager, employee, agent, attorney or other person representing or purporting to represent Seller or any broker. IN ADDITION TO, AND WITHOUT LIMITATION OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE REPRESENTATION DOCUMENTS, SELLER MAKES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY, OR BY OPERATION OF LAW, AS TO THE QUANTITY, QUALITY, MERCHANTABILITY, TITLE, MARKETABILITY, FITNESS, OR SUITABILITY FOR A PARTICULAR PURPOSE OF THE PROPERTY OR ANY COMPONENT THEREOF, AND THE PROPERTY AND EACH COMPONENT THEREOF ARE SOLD IN AN “AS IS”, “WHERE IS” CONDITION, WITH ALL FAULTS. BY EXECUTING THIS AGREEMENT, EXCEPT AS SET FORTH IN THE REPRESENTATION DOCUMENTS, BUYER AFFIRMS AND AGREES THAT: (A) BUYER HAS NOT RELIED ON THE SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY OR ANY COMPONENT THEREOF FOR ANY PARTICULAR PURPOSE, (B) THE SELLER MAKES NO WARRANTY THAT THE PROPERTY OR ANY COMPONENT THEREOF ARE FIT FOR ANY PARTICULAR PURPOSE, (C) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR BY OPERATION OF LAW, WITH RESPECT TO THE PROPERTY OR ANY COMPONENT THEREOF, (D) AFTER THE EFFECTIVE DATE, BUYER HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND EACH COMPONENT THEREOF AND HAS DETERMINED TO PURCHASE THE PROPERTY AND EACH COMPONENT THEREOF BASED ON SUCH INSPECTION, AND (E) UPON CLOSING, BUYER SHALL ASSUME THE RISK (EXCEPT AS A RESULT OF FRAUD OR A BREACH OF THE REPRESENTATIONS AND WARRANTIES IN THE REPRESENTATION DOCUMENTS) THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS.
Buyer hereby waives and releases Seller, and Seller’s agents, advisors, partners, members, owners, officers and directors, from any and all present or future claims, demands, causes of actions, losses, damages, including, without limitation, exemplary, punitive, indirect or consequential, special or other damages, liabilities, costs and expenses (including attorney’s fees whether suit is initiated or not) whether known or unknown, liquidated or contingent (hereinafter collectively called the “Claims”) arising from or relating to the Property, including, without limitation, any of the matters set forth in this Section 4.4, as well as (i) any defects, errors or omissions in the design, construction, repair, or maintenance of the Property, or (ii) any other physical conditions affecting the Property whether the same are a result of negligence or otherwise. The release set forth in this Section 4.4 specifically includes, without limitation, any Claims arising in connection with the presence or alleged presence of any Hazardous Materials. The release set forth in this Section 4.4 specifically includes, without limitation, any claims under the Americans with Disabilities Act of 1990 or similar federal, state or local laws, as any of those laws may be amended from time to time and any regulations, orders, rules of procedure or guidelines promulgated in connection with such laws, regardless of whether they were in existence on the date of this Agreement. Notwithstanding the foregoing this release and the provisions of this Section 4.4 specifically excludes any Claims arising (i) from fraud by Seller, or (ii) from breach of any Seller’s representations and warranties set forth in the Representation Documents. Buyer acknowledges that Buyer has been represented by independent legal counsel of Buyer’s selection and Buyer is granting this release of its own volition and after consultation with Buyer’s counsel.
4.5    Seller’s Covenants Prior to Closing.
4.5.1    Leasing Activities.
(a)    From and after the Effective Date and prior to the expiration of the Due Diligence Period, Seller shall not (i) consent to any assignment of a Tenant Lease or a sublease under a Tenant Lease (to the extent Seller’s consent is required under such Tenant Lease), (ii) or amend or otherwise modify or terminate any Tenant Lease (unless due to a default by the respective Tenant beyond any notice and/or cure period), and/or (iii) enter into a new Tenant Lease (each of such actions in (i), (ii) and (iii) being referred to as a “Lease Action”), without providing a copy of the applicable underlying documents and a copy of the applicable leasing brokerage agreement (if any) to Buyer and obtaining the prior written consent of Buyer (which consent of Buyer may be withheld in its sole discretion provided Buyer shall not be responsible for any leasing commissions post-Closing).
(b)    From and after the expiration of the Due Diligence Period, Seller shall not take any Lease Action without providing a copy of the applicable underlying documents and a copy of the applicable leasing brokerage agreement (if any) to Buyer and obtaining the prior written consent of Buyer (in its sole and absolute discretion); provided, however, Buyer shall not be responsible for any leasing commissions post-Closing. If Buyer fails to consent or reject (with an explanation of Buyer’s reason for rejecting such Lease Action) any Lease Action by notice to Seller within five (5) Business Days of receipt of Seller’s notice of a proposed Lease Action (together with the items required to be delivered by Seller under this Section 4.5.1(b)), then Buyer shall be deemed to have approved the proposed Lease Action.
Copies, requests and consents delivered under this Section 4.5.1 shall be in writing, but may be delivered by electronic mail between representatives of Seller and Buyer.

4.5.2    Contracts. During the pendency of this Contract, Seller will not enter into any new service contracts or any other oral or written agreements affecting the Property (including any lease, license or occupancy agreement or any amendment, modification or restatement to an existing agreement), or modifications, renewals, restatements or terminations of any existing Contracts, or permit any other agreements, encumbrances, liens, pledges, encumbrances or restrictions to attach to the Property which would be binding upon Buyer or the Property after Closing without Buyer’s consent, which consent may be given or withheld in Buyer’s sole and absolute discretion. Effective as of the Closing Date, Seller shall terminate, at Seller’s expense, any Contract that Buyer does not elect to assume pursuant to Section 3.4. Nothing set forth in this Agreement shall be deemed to restrict Seller from entering into any new service contract that will terminate on or prior to the Closing Date, provided Seller delivers a copy thereof to Buyer, and nothing set forth in this Agreement shall grant Buyer the right or obligation to assume any new such service contract or agreement.
4.5.3    Conducting Business. Other than as permitted under Sections 4.5.1 and 4.5.2 above, at all times prior to Closing, Seller shall continue to (i) conduct its respective business with respect to the Property in substantially the same manner in which said business has been heretofore conducted, (ii) insure the Property substantially as it is currently insured by Seller and in any event it shall, or shall cause the Tenants to, insure the Property in accordance with the requirements of the mortgage loan of any existing lender with a mortgage on the Real Property (the “Existing Lender”) (the “Existing Loan”) and the Tenant Leases, and (iii) conduct business in compliance with the terms of the Ground Lease and Tenant Leases. From and after the expiration of the Due Diligence Period, Seller shall not apply any security deposits held under the Tenant Leases, or draw down or otherwise withdraw any funds from non-cash security held under the Tenant Leases (except in the case of a monetary default by a Tenant beyond applicable notice, grace and cure periods under its Tenant Lease and following notice to Buyer).
4.5.4    Encumbrances. Other than as permitted under Section 4.5.1 above, at all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein (other than immaterial items or quantities of personal property), Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property, in each case without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole discretion.
4.5.5    Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the day which is twenty-five (25) days after the end of each month, commencing with the month during which the Effective Date occurs and continuing for each full calendar month thereafter until the Closing Date. Seller does not make any representations or warranties regarding the adequacy of any monthly operating statements for any particular purpose, except as otherwise expressly provided in Section 4.1 of this Agreement.
4.5.6    Compliance with Laws and Regulations. From and after the Effective Date and at all times prior to Closing, Seller shall not knowingly take any action that would result in a material failure to comply with the Ground Lease or any and all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same. To clarify, the actions of any Tenant or Subtenant or third party outside of the control of Seller shall not be deemed the actions of Seller for purposes of this Section 4.5.6.
4.5.7    Continued Performance. Other than as permitted in accordance with the terms and conditions of this Agreement, Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of Seller’s representations or warranties contained in Section 4.1 of this Agreement to be materially untrue as of the Closing Date. Further, Seller shall promptly notify Buyer, in writing, of any event or condition that, to Seller’s Knowledge, occurs prior to Closing and that causes a material change in the facts relating to, or the accuracy of, any of the representations or warranties of Seller contained in Section 4.1 of this Agreement.
4.6    Buyer’s Covenants Prior to Closing.
4.6.1    Notices to Seller. Buyer shall notify Seller prior to initiating contact with any Tenant or Subtenant, or to Buyer’s Knowledge a parent company of any Tenant or Subtenant. Seller shall have the right to participate in any communication with any of the aforementioned parties. Notices and requests under this Section 4.6.1 shall be in writing, but may be delivered by electronic mail between representatives of the Seller and Buyer (or their respective counsel) without follow up confirmation required under Section 9.7.

4.7    Seller Covenants Post-Closing.

4.7.1    Cooperation with S-X 3-14 Audit. Seller acknowledges that it is Buyer’s intention that the ultimate acquirer of the Property will be affiliated with a publicly registered company (“Registered Company”). The Seller acknowledges that Buyer has advised Seller that if such acquirer is affiliated with a Registered Company, such Registered Company (and such acquirer) may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition calendar year (the “Audited Year”) and the current calendar year through the date of Buyer’s acquisition (the “Stub Period”) of the Property. To assist Buyer and Registered Company in preparing the SEC Filings, Seller covenants and agrees that, if the ultimate acquirer of the Property and the Registered Company are required to make SEC Filings in connection with the acquisition and ownership of the Property, then, as soon as reasonably practicable after request from Buyer and identification of the Registered Company, Seller shall provide Buyer and the Registered Company with access to the following information (to the extent such items are not duplicative of items contained in the Property Information): (i) bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) invoices for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and Stub Period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period and (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and Stub Period ((i) – (xi), collectively, “Accounting Records”)). If it is reasonably practicable for Seller to provide Buyer and the Registered Company with “access to” Accounting Records in an online data room or by delivering the same to Buyer, then Seller shall so provide Buyer and the Registered Company with “access to” the Accounting Records in an online data room or by delivering the same to Buyer. If Seller determines that it is not reasonably practicable for Seller to provide Buyer and the Registered Company with “access to” Accounting Records in an online data room or by delivering the same to Buyer (for reasons including, without limitation, because of the volume of Accounting Records being requested or because of the lack of cooperation from a third-party entity that may control access to such documents), then Seller’s sole obligation shall be to use reasonable efforts to make such Accounting Records available at the offices of Seller’s property manager at times and with frequency reasonably acceptable to Seller’s property manager. Notwithstanding the foregoing, Seller’s obligation to provide the Buyer with access to the Accounting Records pursuant to the immediately preceding sentence is limited to providing those Accounting Records that were prepared by Seller in the ordinary course of business in connection with the Property in their present form as of the Effective Date. Seller is under no obligation to prepare any Accounting Records that are not in existence as of the Effective Date or to update or revise such Accounting Records after the date of the initial delivery of the same. Seller does not make any representations and warranties regarding the Accounting Records or the adequacy of the Accounting Records for any particular purpose, except as otherwise expressly provided in Section 4.1 of this Agreement. In addition, no later than five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer: (1) a signed representation letter in the form attached hereto as Exhibit B; (2) a signed audit request letter in the form attached hereto as Exhibit C; and (3) a signed audit response letter from Seller’s attorney in the form attached hereto as Exhibit D. Buyer acknowledges that Seller does not have audited financial statements.

ARTICLE 5
CLOSING
5.1    Escrow. Closing shall occur through the escrow (the “Escrow”) opened with Escrow Agent. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.
5.2    Escrow Instructions; Opening of Escrow. This Agreement shall constitute escrow instructions to Escrow Agent. If required by Escrow Agent, then the parties shall execute any additional escrow instructions reasonably requested by Escrow Agent after the Effective Date to consummate the transactions provided for herein prior to Closing; provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (a) clearly identify the specific provisions being modified, (b) state the modification in full, and (c) are signed by Seller, Buyer and Escrow Agent. Seller and Buyer shall open Escrow by delivering an executed original of this Agreement (both executed by Buyer and Seller) to Escrow Agent (“Opening of Escrow”). Upon receipt of this Agreement, Escrow Agent shall acknowledge the Opening of Escrow and agree to act as Escrow Agent hereunder by: (1) executing the Consent of Escrow Agent attached hereto; and (2) delivering a copy of the executed Consent to Seller and Buyer. Notwithstanding anything contained herein to the contrary, in the event that the Closing has not occurred on or before the Three Hundred and Sixty-Fifth (365th) day following the expiration of the Due Diligence Period, this Agreement shall automatically terminate in all respects, in which case Buyer shall be entitled to the return of the Deposit from Escrow Agent.
5.2.1    Escrow Agent shall hold the Deposit and all interest accrued thereon and shall dispose of the same only in accordance with the following provisions.
(a)    Upon Buyer’s delivery of the Termination Notice, the Deposit shall be immediately returned to Buyer in accordance with this Agreement.
(b)    In the event Buyer delivers a DDP Waiver Notice, subsequent to such delivery from Buyer, Escrow Agent shall deliver the Deposit, as follows:
(i)    to Seller, upon Closing; or
(ii)    to Seller or Buyer as designated by an instruction letter jointly executed by Seller and Buyer; or
(iii)    to Seller, after receipt of Seller’s demand in which Seller certifies that Seller is entitled to the Deposit in accordance with this Agreement because Buyer has defaulted under this Agreement and has not cured such default after any applicable notice and any applicable cure period (specifying in reasonable detail the nature of the default by Buyer and the Section of this Agreement entitling Seller to the Deposit (and, in the case of a default, evidence of delivery of any required default notices)); provided, however, Escrow Agent shall not honor Seller’s demand until more than five (5) Business Days after Escrow Agent has given a copy of Seller’s demand to Buyer in accordance with Section 5.2.2 of this Agreement, nor thereafter if Escrow Agent receives a Notice of Objection (as defined below) from Buyer as provided for in said Section 5.2.2 within such five (5) Business Day period; or
(iv)    to Buyer, after receipt of Buyer’s demand in which Buyer certifies that Buyer is expressly entitled to the Deposit in accordance with this Agreement because Seller has defaulted under this Agreement and has not cured such default after any applicable notice and any applicable cure period or Buyer had the express right to terminate this Agreement (specifying in reasonable detail the nature of the default by Seller or Buyer’s right to terminate and the Section in this Agreement entitling Buyer to the Deposit); provided, however, Escrow Agent shall not honor the Buyer’s demand until more than five (5) Business Days after Escrow Agent has given a copy of Buyer’s demand to Seller in accordance with Section 5.2.2 of this Agreement, nor thereafter if Escrow Agent receives a Notice of Objection from Seller as provided for in said Section 5.2.2 within such five (5) Business Day period.
(v)    Upon delivery by Escrow Agent of the Deposit and accrued interest thereon in accordance with this Agreement, Escrow Agent shall be relieved of all liability hereunder as it relates to the Deposit and interest accrued thereon, and with respect to the Deposit and accrued interest thereon, Escrow Agent shall deliver the

Deposit and accrued interest thereon at the election of the party entitled to receive the same by (x) a good, unendorsed check of Escrow Agent payable to the order of such party, or (y) a bank wire transfer to an account designated by such party.
5.2.2    Within three (3) Business Days after receipt of a written demand from Seller or Buyer under Sections 5.2.1(b)(iii) or (iv) above, Escrow Agent shall send a copy of such demand to the other party. Within five (5) Business Days after the date of receiving same, but not thereafter, the other party may object to delivery of the Deposit to the party making such demand by giving a notice of objection (“Notice of Objection”) to Escrow Agent. Within three (3) Business Days after receiving a Notice of Objection, Escrow Agent shall send a copy of such Notice of Objection to the party who made the demand, and thereafter, Escrow Agent may elect to either:
(a)    continue to hold the Deposit until Escrow Agent receives (i) a written agreement executed by Buyer and Seller, or (ii) order of a court of competent jurisdiction directing the disbursement of the Deposit, in which event Escrow Agent shall disburse the Deposit in accordance with such agreement or order; or
(b)    take any and all actions as Escrow Agent deems necessary and desirable, in its reasonable and appropriate discretion, to discharge and terminate its duties under this Escrow Agreement including, without limitation, depositing the Deposit into any court of competent jurisdiction and bringing any action of interpleader or any other proceeding.
Notwithstanding anything else contained in this Section 5.2.2 to the contrary, Escrow Agent agrees to hold the Deposit and not take any action described in this Section 5.2.2 above for at least fifteen (15) days after Escrow Agent’s receipt of a Notice of Objection, so that Seller and Buyer may attempt to reach agreement on how to proceed. In the event of any litigation between Seller and Buyer, Escrow Agent may deposit the Deposit with the clerk of the court in which such litigation is pending. Upon the making of such deposit, Escrow Agent shall be relieved of its duties hereunder with respect to the sums deposited in such court and shall have no liability thereafter to any party whatsoever with respect to such sums so deposited.
5.3    Closing. Closing shall take place on the Closing Date, as the same may be adjusted, subject to the satisfaction of all terms, conditions and obligations contained herein and provided all conditions precedent to Closing have been satisfied or duly waived by the party or parties entitled to the benefit of such conditions precedent.
5.4    Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date. Each condition may be waived in whole or in part only by written notice of such waiver from Buyer to Seller.
5.4.1    In accordance with this Section 5.4.1, no later than three (3) Business Days prior to the Closing Date, the Tenant Estoppel Condition (as defined below) for the

Property shall have been satisfied. The following shall apply with respect to the Tenant Estoppel Condition:
(a)    Within ten (10) Business Days after the Effective Date, Seller shall deliver drafts of an estoppel certificate for each Tenant in the form annexed hereto as Schedule 5.4.1(a) (each, a “Tenant Estoppel”) to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld (it being agreed that if Buyer fails to object (specifying its reasons) to any such draft Tenant Estoppel within five (5) Business Days after receipt of such draft Tenant Estoppel to the extent in the form annexed hereto, Buyer shall be deemed to have approved the form and substance of such proposed Tenant Estoppel).
(b)    Within five (5) Business Days of Buyer’s approval (or deemed approval) of the draft Tenant Estoppels (but not prior to the end of the Due Diligence Period), Seller shall deliver the same to the Tenants and Seller’s sole obligation shall be to use commercially reasonable efforts to obtain executed Tenant Estoppels from the Tenants; provided, however, as a condition to Buyer’s obligations hereunder Seller shall be required to deliver to Buyer Tenant Estoppels executed by Cullman Regional Medical Center and Cullman Primary Care Multi-Specialty Group.
(c)    Buyer agrees that, with respect to each Tenant Estoppel received by Buyer from Seller, Buyer will be required to accept a Tenant Estoppel (i) even though it contains modifications from the draft Tenant Estoppels if such modifications are corrective modifications that are factually consistent with the applicable Tenant Lease and such modifications are not materially adverse to Buyer.
(d)    Notwithstanding anything in this Section 5.4.1 to the contrary, the foregoing condition shall be satisfied only if Seller delivers Tenant Estoppels (or other permitted tenant estoppel certificate) in accordance with the foregoing provisions of this Section 5.4.1 from all of the Tenants under Tenant Leases prior to Closing (the “Tenant Estoppel Condition”).
5.4.2    Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.
5.4.3    On the Closing Date, all of the representations and warranties of Seller set forth in Article 4 hereof shall be materially true, accurate and complete.
5.4.4    At Closing, the Title Company shall be unconditionally prepared and irrevocably committed to issue to Buyer (with an effective date not earlier than the date and time of recording): (i) to the extent available in Alabama, an extended coverage owner’s policy of title insurance for the benefit of Buyer for Buyer’s interest in the Improvements showing title to the Improvements vested in Buyer, and (ii) an extended coverage leasehold owner’s policy of title insurance for the benefit of Buyer for Buyer’s interest in the applicable Real Property showing ground lease title to the Real property vested in Buyer, subject to the terms of the Ground Lease and otherwise in conformance with the requirements of Article 2 (collectively, the “Title Policies”).
5.4.5    With respect to the ROFR, within three (3) Business Days after the Effective Date, Seller shall deliver to the Ground Lessor a notice (the “ROFR Notice”) pursuant to Section 23 of the Ground Lease, in the form attached hereto as Schedule 5.4.5 (which ROFR Notice shall attach a copy of this Agreement), notifying the Ground Lessor of the proposed sale of the Property by Seller to Buyer pursuant to this Agreement. Buyer acknowledges that Buyer has reviewed the ROFR Notice, and has provided or will promptly provide Escrow Agent with a copy of the ROFR Notice, and further acknowledges that the Ground Lease provides that if the Ground Lessor fails to timely respond to the ROFR Notice in accordance with Section 23 of the Ground Lease, the Ground Lessor shall be deemed to have waived the ROFR pursuant to and subject to the terms and conditions of Section 23 of the Ground Lease.

5.4.6    Within ten (10) Business Days after the Effective Date, Seller shall request from the Ground Lessor and use commercially reasonable efforts to deliver to Buyer prior to the Closing Date one (1) original estoppel certificate from the Ground Lessor in the form attached hereto as Schedule 5.4.6 (the “Ground Lessor Estoppel Certificate”), which Ground Lessor Estoppel Certificate (in order to be acceptable to Buyer hereunder) shall (a) be dated not earlier than forty-five (45) days (or sixty (60) days to the extent Buyer exercises its right to extend the Closing Date by thirty (30) days) prior to the initially scheduled Closing Date, and (b) not indicate any material inconsistencies with respect to any of Seller’s representations and warranties in this Agreement, or any material defaults by the landlord or tenant under the Ground Lease; provided, however, as the Ground Lease does not specify a form of ground lessor estoppel certificate but does provide that the Ground Lessor is required to certify as to specified matters, if Seller shall fail to deliver an acceptable Ground Lessor Estoppel Certificate, then Seller shall not be in breach of this Agreement, but this condition to the obligation of Buyer to consummate the transactions contemplated by this Agreement shall not have been satisfied, and Buyer may exercise its rights under this Section 5.4.
5.4.7    No Tenant shall be in default under its Tenant Lease beyond any notice and/or cure period. Neither Seller nor Ground Lessor shall be in default under the Ground Lease.
5.4.8    Seller shall not have received any notice from the Applicable Legal Bodies of any change in the zoning classification or the zoning ordinances or regulations affecting the Property from that existing as of the conclusion of the Due Diligence Period that causes the Improvements to be in violation of the then zoning ordinances or regulations or that materially, adversely affects Buyer’s use of the Property as an office building.
5.4.9    Except as disclosed in this Agreement, the Property Information, Buyer’s Reports or by written notice from Seller to Buyer prior to the Closing Date, on the Closing Date, no action or proceeding shall have been instituted or be threatened before any court or governmental authority (a) that relates to the Property (excluding any actions or proceedings that result from the acts or omissions of any Tenant or Subtenant) and that if determined adversely would be reasonably likely to adversely affect the Property after the Closing, or (b) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless

Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller’s insurance (subject to commercially reasonable deductibles paid Seller) and Seller provides a written commitment to assign all proceeds therefrom to Buyer and add Buyer as an additional insured party under such insurance policy. If Buyer elects to proceed with Closing or has no right to terminate this Agreement hereunder, (a) Seller shall assign and turn over, and Buyer shall be entitled to receive and keep, all insurance proceeds payable with respect to damage or destruction without recourse or credit to Seller, plus a credit to Buyer for any deductible (which shall then be repaired or not at Buyer’s option and cost) and the parties shall proceed to Closing pursuant to the terms hereof without modification of the terms of this Agreement, and (b) Buyer shall have the right to participate in any adjustment of any insurance claim.
5.4.10    As of the Closing Date, there shall not be pending any bankruptcy or similar insolvency proceeding against Seller or Ground Lessor.

The conditions set forth in this Section 5.4 are solely for the benefit of Buyer and may be waived only by Buyer in writing, in Buyer’s sole and absolute discretion. Buyer has the right to waive any condition by giving written notice of such waiver to Seller and Escrow Agent. Such waiver or waivers must be in writing to Seller and Escrow Agent.

(a)    If Seller fails to timely agree to cure or if Seller timely agrees to cure but fails to timely cure such unsatisfied conditions precedent by the Closing Date, then Buyer shall have the right to either (x) waive such unsatisfied conditions precedent and proceed to Closing without reduction in the Purchase Price, or (y) elect to terminate this Agreement by delivery of written notice to Seller on or prior to the Closing Date and, subject to Section 3.6, receive back the Deposit (and any interest accrued thereon) on the Closing Date, in which event Seller and Buyer shall have no further obligations to each other under this Agreement, except those provisions which expressly survive the termination of this Agreement.
(b)    Notwithstanding the foregoing, if any failure of a condition under this Section 5.4 constitutes a breach or default of any of Seller’s covenants, representations or warranties expressly set forth in this Agreement, then Seller shall remain liable for such breach or default as further set forth in Section 6.2.
(c)    Notwithstanding the foregoing, if the Ground Lessor exercises the ROFR in connection with the ROFR Notice (or any updated or new ROFR Notice) or fails to consent to the assignment of the Ground Lease, to the extent required by the Ground Lease, then the same shall not be deemed a breach or default of any of Seller’s covenants, representations or warranties expressly set forth in this Agreement, and upon such exercise by the Ground Lessor, this Agreement shall automatically terminate (without further action or notice on the part of Seller or Buyer), and, subject to Section 3.6, Buyer shall receive the return of the Deposit (and any interest accrued thereon) within one (1) Business Day of such termination, and Seller shall reimburse Buyer for its reasonable and documented out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with the negotiation of this Agreement and Buyer’s due diligence efforts (provided that the amount of such reimbursement shall not exceed Thirty

Thousand Dollars ($30,000.00)). In such event, Seller and Buyer shall have no further obligations to each other under this Agreement, except those provisions which expressly survive the termination of this Agreement.
5.5    Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer.
5.5.1    Buyer shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer at the Closing (including, without limitation, delivery of the Purchase Price (or the balance thereof) in accordance with the terms of this Agreement).
5.5.2    On the Closing Date, all of the representations and warranties of Buyer set forth in this Agreement shall be materially true, accurate and complete as if made on the Effective Date and remade on the Closing Date (subject to such changes contemplated and/or permitted hereunder).
The conditions set forth in this Section 5.5 are solely for the benefit of Seller and may be waived only by Seller. Seller shall at all times have the right to waive any condition by giving written notice of such waiver to Buyer and Escrow Agent. Such waiver or waivers must be in writing to Buyer and Escrow Agent.
(a)    If Buyer fails to agree to cure or fails to cure such unsatisfied conditions precedent by the Closing Date, Seller shall have the right to either waive such unsatisfied conditions precedent and proceed to Closing, or to elect to terminate this Agreement by written notice to Buyer (with copy to Escrow Agent), in which case, the Deposit (and any interest accrued thereon) shall immediately be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder, other than the provisions of this Agreement that are expressly stated to survive the termination hereof;
(b)    Notwithstanding the foregoing if any failure under this Section 5.5 constitutes a breach or default of any of Buyer’s covenants, representation or warranties expressly set forth in this Agreement, then Buyer shall remain liable for such breach or default as further set forth in Section 6.1 and the Deposit shall not be delivered to Buyer.
5.6    Seller’s Deliveries. At the Closing or on the date otherwise specified below, Seller shall deliver or cause to be delivered to Escrow Agent, at Seller’s sole expense, each of the following items (with original signatures from all applicable parties):
5.6.1    Seller shall deliver an original, duly executed and acknowledged quit claim deed that conveys title to the Improvements to Buyer (the “Deed”) and in substantially the same form as Schedule 5.6.1 attached hereto and that is otherwise recordable in the jurisdiction where the Property is located.

5.6.2    Two (2) counterpart signatures to the Assignment and Assumption of Ground Lease with respect to the Ground Lease (the “Assignment of Ground Lease”) duly and originally executed and acknowledged by Seller, in the form annexed hereto as Schedule 5.6.2, pursuant to which Seller shall convey its leasehold interest in and to the Ground Lease and its title to the Improvements, subject only to the Permitted Exceptions.
5.6.3    Two (2) counterpart signatures to the bill of sale and assignment (the “Bill of Sale and Assignment”) duly and originally executed and acknowledged by Seller, in the form annexed hereto as Schedule 5.6.3 transferring, conveying, selling, assigning and setting over to Buyer all of Seller’s right, title and interest in and to the balance of the Property (other than the Tenant Leases), including without limitation: (i) the Personal Property; (ii) the Warranties and Permits; and (iii) any Assumed Contracts in accordance with the terms of this Agreement.
5.6.4    Two (2) counterpart signatures to the assignment and assumption of leases (the “Assignment of Leases”) duly and originally executed and acknowledged by Seller, in the form annexed hereto as Schedule 5.6.4, transferring, conveying, selling, assigning and setting over to Buyer all of Seller’s right, title and interest in and to the Tenant Leases.
5.6.5    Two (2) counterpart signatures to the Post-Closing Escrow Agreement as required by Section 5.10.5 below, duly and originally executed and acknowledged by Seller, in the form annexed hereto as Exhibit E.
5.6.6    To the extent in Seller’s possession, originals of all Tenant Leases (with all amendments and modifications thereto) relating to the Real Property.
5.6.7    Originals of all Tenant Estoppels (or other tenant estoppel certificates) obtained pursuant to Section 5.4.1.
5.6.8    One (1) original updated rent roll for the Property dated within three (3) Business Days prior to the Closing Date certified by Seller as being true, complete and accurate as of the Closing Date.
5.6.9    Copies of the written termination notices sent by Seller terminating each of the Contracts as of a date on or before the Closing Date, except for the Assumed Service Contracts.
5.6.10    Copies of the written termination agreements for any property management agreements as of a date on or before the Closing Date.
5.6.11    All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to each Tenant, including all applications, correspondence and credit reports.
5.6.12    A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code.
5.6.13    Copies of a Tenant Notice (as defined below) for each Tenant Lease (to be delivered in accordance with Section 5.11 below).

5.6.14    Such evidence, documents, affidavits and indemnifications (including without limitation a gap indemnity) as may be reasonably and customarily required by the Title Company as a precondition to the issuance of the Title Policies relating to: (i) mechanics’ or materialmen’s liens (provided, however, that representations related to mechanics’ or materialman’s liens shall be limited to work performed by Seller and Seller is otherwise expressly relieved from having to make any representations as to mechanics’ or materialmen’s liens resulting from work performed by Tenants or Subtenants or any other third parties occupying through or under Tenants); (ii) parties in possession (provided, however, that representations related to parties in possession shall be solely limited to representations as to possession by Tenants, and only to Seller’s knowledge, and Seller is otherwise expressly relieved from having to make any representations as to Subtenants and any other third parties occupying through or under Tenants); (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; and/or (iv) any other matter reasonably and customarily required to enable the Title Company to issue the Title Policies and endorsements thereto.
5.6.15    Originals of all documents in the possession of Seller relating to the operation of the Property including all operating statements, permits, licenses, approvals, plans, specifications, guaranties and warranties, but excluding all materials provided by Seller or its counsel in connection with the transactions contemplated hereby.
5.6.16    Seller shall deliver, as applicable, any and all forms or other documentation required by the Title Company at Closing, including but not limited to the following:
(a)    A State of Alabama Real Estate Sales Validation Form; and
(b)    An Affidavit of Seller’s Residence (Form NR-AF1) which confirms that Seller is not a nonresident of Alabama or that the conveyance of the Property is exempt from the withholding provisions of Section 40-18-86, Code of Alabama 1975 (Act 2008-504.
5.6.17    A duly executed Closing Statement (as defined below) reflecting the adjustments and prorations required by this Agreement.
5.6.18    Such evidence or documents (excluding, in all cases, a legal opinion) as may reasonably be required by Buyer evidencing the power and authority of Seller and its respective constituent owners, manager or general partner as the case may be and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.
5.6.19    One (1) original executed Ground Lessor Estoppel Certificate obtained by Seller from the Ground Lessor pursuant to Section 5.4.6.
5.6.20    An instrument signed by the Ground Lessor waiving the ROFR pursuant to the ROFR Notice (and any updated or new ROFR Notice sent pursuant to this Agreement), or delivery of a written statement from Seller to Buyer that certifies to Buyer and the Title Company that the Ground Lessor failed to timely respond under the Ground Lease to the ROFR

Notice (and any updated or new ROFR Notice sent pursuant to this Agreement) (in which event Buyer acknowledges that the ROFR shall be deemed waived by the Ground Lessor pursuant to the Ground Lease).
5.6.21    Such other instruments as may be reasonably required by Buyer or the Title Company to consummate the transactions contemplated by this Agreement (excluding any legal opinions and/or any other instruments that increase Seller’s liability or obligations under this Agreement, other than to a de minimis amount).
5.7    Buyer’s Deliveries. At the Closing, Buyer shall deliver to Escrow Agent the following items (with original signatures from all applicable parties):
5.7.1    Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and any prorations or credits required by this Agreement) and Buyer’s share of all escrow costs (if any) and closing expenses.
5.7.2    Two (2) counterpart signatures to the Assignment of Ground Lease, duly executed and delivered by Buyer.
5.7.3    Two (2) counterpart signatures to the Bill of Sale and Assignment, duly executed and delivered by Buyer.
5.7.4    Two (2) counterpart signatures to the Assignment of Leases, duly executed and delivered by Buyer.
5.7.5    Two (2) counterpart signatures to the Post-Closing Escrow Agreement, duly and originally executed and acknowledged by Buyer.
5.7.6    Duly executed and acknowledged originals of the Closing Statement (as defined below).
5.7.7    Such evidence or documents (excluding, in all cases, a legal opinion) as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.
5.7.8    Such other instruments (excluding, in all cases, a legal opinion) as may be reasonably required to consummate the transactions contemplated by this Agreement.
5.8    Costs, Prorations and Credits.
5.8.1    Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transactions contemplated hereby.
(a)    Seller shall pay: (i)  all costs associated with Seller’s efforts to cure or remove any title objections by Buyer in accordance with the terms and conditions of this Agreement, (ii) all recordation and documentary and other similar fees resulting from the conveyance of the Property or the transaction contemplated by this Agreement, including, without limitation, the recordation of the Assignment of Ground Lease and the Deed, and (iii) fifty percent (50%) of all charges, premiums and fees for the Title Policies and any and all endorsements to the Title Policies.
(b)    Buyer shall pay: (i) all costs associated with any Inspections and the Buyer’s Reports, and obtaining the Preliminary Report and UCC Searches, (ii) all of the Escrow Agent’s fees, costs and expenses, (iii) the full cost of the Survey, (iv) fifty percent (50%) of all charges, premiums and fees for the Title Policies and any and all endorsements to the Title Policies, (v) all sales taxes (if any) payable with respect to the conveyance, sale, assignment or other transfer of the Personal Property to Buyer (Buyer hereby agreeing that Buyer shall not allocate any of the Purchase Price to the Personal Property, including, after the Closing Date, such obligation to survive the Closing), and (vi) all recording privilege taxes under applicable laws of the State of Alabama; provided, however, that the foregoing shall exclude any income tax of Seller.
(c)    All Closing costs not described above shall be borne by Seller and Buyer, respectively, in the matter customarily borne by sellers and buyers, respectively, of real property in the county in which the Real Property is located.
5.8.2    Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. (Central Time) on the day of Closing (except as otherwise provided) in accordance with this Section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable.
(a)    Rents from Tenant Leases. Buyer will receive a credit at Closing for all rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent for a period of twelve (12) months after the Closing Date, provided Seller does not have the right to sue to evict any Tenants or terminate any Tenant Leases after the Closing Date. Buyer shall reasonably cooperate with Seller after the Closing Date to collect any rent under the Tenant Leases which has accrued as of the Closing Date and any rent paid to Buyer after the Closing Date and owed to Seller pursuant to the terms of this Section 5.8.2(a) shall be promptly paid to Seller; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent then due to Buyer for periods after the Closing Date, and finally to any rent due to Seller for periods prior to the Closing Date.

(b)    CAM Expenses. Except as set forth in Section 5.8.3, common area maintenance and other operating expenses collected by Seller (collectively, “CAM Charge(s)”) shall be prorated as of the Closing Date on a lease-by-lease basis with Buyer and Seller being entitled to receive a portion of the CAM Charges payable under each Tenant Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during Buyer’s or Seller’s respective periods of ownership during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Tenant Lease. Seller shall be responsible for the CAM Charges reconciliation on a lease-by-lease basis for its ownership period within the CAM Lease Year up to, but not including, the Closing Date. Buyer shall be responsible for the CAM Charges reconciliation on a lease-by-lease basis for its ownership period within the CAM Lease Year including the Closing Date. In the event of any expense that is included in CAM Charges (e.g., property taxes), where a proration was based upon an estimate for the calendar year in which the Closing Date occurs, a post-Closing “true up” shall be performed for such expense based on the actual amount of such expenses to determine Seller’s and Buyer’s obligation for their respective ownership period for the calendar year in which the Closing Date occurs. Each of Seller and Buyer shall be responsible for any CAM Charges “true up” necessary (for their respective ownership period) to the extent that any Tenant Lease provides for a “true up”. If any CAM Charges paid by a Tenant under a Tenant Lease and collected by Seller were based on an estimate and the actual CAM Charges owed by such Tenant are greater than the estimated amount paid by such Tenant, then Seller shall have the right to invoice such Tenant after the Closing Date for any amounts owed to Seller for periods arising prior to the Closing Date and Buyer shall reasonably cooperate with Seller after the Closing Date to collect any such amounts owed by a Tenant under such “true up.”
(c)    Security Deposits. To the extent applicable, the amount of all unapplied tenant security deposits held by Seller shall be credited to Buyer based on a rental statement prepared by Seller and approved by Buyer (which statement must be consistent with the applicable Tenant Lease, the applicable Tenant Estoppel (or other permitted tenant estoppel certificate) (if delivered hereunder), and the final rent roll). From and after the Closing Date, Seller shall reasonably cooperate with Buyer, at no cost or expense to Seller, in Buyer’s efforts to assign and transfer to Buyer all non-cash security held under the applicable Tenant Leases. Buyer shall have the obligation to prepare and execute any assignment and transfer document on the form attached to the letter of credit or other form provided by the issuing bank under the letter of credit, and shall have the obligation to pay (or cause the applicable Tenant to pay) any transfer fee for the transfer of the letter of credit.
(d)    Property Taxes. All real property taxes for fiscal years (October 1st to September 30th) prior to the fiscal year in which the Closing Date occurs shall be fully paid by Seller (to the extent not already paid by each Tenant) on or before the Closing. To the extent not paid directly by the Tenants, real property taxes for the fiscal year in which the Closing occurs shall be prorated on the basis of the most recent assessment and levy. If real property taxes for the fiscal year in which the Closing occurs are not available as of the Closing Date and prorations of real property taxes are based upon the most recently available real property tax bill as of the Closing Date, then the parties shall reprorate within sixty (60) days of the receipt of the actual real property tax bill for the fiscal year in which the Closing Occurs. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed on the Property, and such increase relates to the tax year in which the Closing Date occurs, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during their period to which such increase applies; provided, however, if such increase relates to any tax year subsequent to the tax year during which the Closing Date occurs, then such increase shall be the obligation of Buyer, and if such increase relates to any tax year prior to the tax year in which the Closing Date occurs, then such increase shall be the obligation of Seller. Notwithstanding anything herein to the contrary, Buyer shall be responsible for any increases in property taxes or assessments that result from or are triggered by the sale of the Property to Buyer under this Agreement. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments for any period shall be prorated as of the Closing Date.
(e)    Private Assessments. To the extent applicable, payments due under any assessments imposed by private covenant shall be prorated as of the Closing Date.
(f)    Operating Expenses. Except as set forth in Section 5.8.3, to the extent applicable, all operating expenses (including all charges under the Contracts assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.
(g)    Leasing Commissions and Tenant Improvement Costs. With respect to any new Tenant Lease, and with respect to any amendment or modification of any Tenant Lease in effect as of the Effective Date, in any case, entered into after the Effective Date by Seller and with Buyer’s prior written consent (or deemed consent) pursuant to Section 4.5.1, (A) if the applicable Tenant is obligated to pay rent to Seller prior to the Closing Date, then the leasing commissions and any tenant improvement allowance to be paid by the landlord under such new Tenant Lease (or such amendment or modification) shall be pro-rated between Seller and Buyer (where Seller’s allocation shall be equal to the amount of the leasing commissions and any tenant improvement allowance multiplied by a fraction the numerator of which is the rent collectable from the tenant pre-Closing and the denominator of which is the total rent collectable from the tenant under such new Tenant Lease (or such amendment or modification) for the initial term of such new Tenant Lease (or such amendment or modification), and where Buyer’s allocation shall be equal to the amount of the leasing commissions and any tenant improvement allowance multiplied by a fraction the numerator of which is the rent collectable from the tenant post-Closing and the denominator of which is the total rent collectable from the tenant under such new Tenant Lease (or such amendment or modification) for the initial term of such new Tenant Lease (or such amendment or modification)); and (B) if the applicable Tenant is not obligated to pay rent to Seller under such new Tenant Lease (or such amendment or modification) prior to the Closing Date with respect to such new or extension term, Buyer shall be obligated to pay for all leasing commissions and any tenant improvement allowance under such new Tenant Lease (or such amendment or modification). Seller shall pay all leasing commissions and tenant improvement allowances for any new Tenant Lease, amendment or modification to any existing Tenant Lease which Seller has entered into in violation of Section 4.5.1.
(h)    Ground Lease. Seller shall be responsible for all amounts (including without limitation base rent and additional rent) under the Ground Lease that are due and payable or that accrue before the Closing Date, including any penalties or fees for delinquency, and Buyer shall be responsible for all amounts that accrue under the Ground Lease on and after the Closing Date.
(i)    Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.
5.8.3    Items Not Prorated. Seller and Buyer agree that (i) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (ii) to the extent Seller has contracted directly with any utility provider, including telephone, electricity, water, and gas, such utility shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for the same to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and, if applicable, Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any utility directly contracted for by Seller, such utility shall be prorated in the manner provided in Section 5.8.2(f).
5.8.4    Calculation/Re-prorations. The Escrow Agent shall prepare and deliver to Seller and Buyer no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement. Seller shall prepare and deliver to Escrow Agent all such information necessary in order for Escrow Agent to prepare and deliver the closing statement to Seller and Buyer in accordance with the foregoing provision. To the extent that Seller does not timely deliver this information to Escrow Agent, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such information to Escrow Agent. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this Section 5.8.4. Buyer shall notify Seller within two (2) Business Days after its receipt of such estimated closing statement of any items which Buyer disputes and the parties shall attempt in good faith to reconcile any differences not later than one (1) Business Day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made prior to the date that is six (6) months after the Closing Date, and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.
5.8.5    Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.
5.8.6    Survival. The provisions of this Section 5.8 shall survive the Closing.
5.9    Distribution of Funds and Documents. At Closing, following Escrow Agent’s receipt of written authorization to proceed from Buyer and Seller, in the order and manner herein below indicated, take the following actions, subject to the terms of each of Buyer’s and Seller’s closing instruction letters and written authorization to proceed:
5.9.1    Payment of Encumbrances. Pay the amount of those monetary liens that are not permitted as part of Seller Monetary Encumbrances, utilizing proceeds of the Purchase Price to which Seller shall be entitled upon Closing and funds (if any) deposited in Escrow by Seller.
5.9.2    Recorded Documents. Record each document received hereunder that is required to be recorded with the Office of the Judge of Probate of Cullman County, or otherwise and deliver by overnight courier (or as otherwise requested by the intended recipient) (together with the documents set forth in Section 5.9.3) a copy of each recorded document, conformed to show the recording data thereon, to each party hereto.
5.9.3    Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policies to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party; and (iv) a fully executed original of each other closing document.
5.9.4    Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, any excess funds delivered to Escrow Agent by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement and the parties’ closing instruction letters.
5.9.5    Completion of Documents. Escrow Agent is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.
5.10    Post-Closing Holdback Escrow. Withhold, for a period of two hundred seventy (270) days following Closing, from proceeds which would otherwise be distributed to Seller, the sum of Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00) (the “Holdback”). The Holdback shall be held and disbursed by Escrow Agent in compliance with an Escrow Holdback Agreement to be executed and delivered at Closing by Buyer, Seller and Escrow Holder in the form attached hereto as Exhibit E (the “Post-Closing Escrow Agreement”).
5.11    Possession and Tenant Notices. Possession of the Property shall be delivered to Buyer by Seller at Closing. Seller and Buyer covenant and agree to execute at Closing a written notice (each a “Tenant Notice”) of the acquisition of the Property by Buyer, in sufficient copies for transmittal to each Tenant affected by the sale and purchase of the Property and properly addressed to each Tenant. Each Tenant Notice shall be prepared by Seller, at Seller’s cost and expense, and reasonably approved by Buyer, shall notify the Tenants of the sale and transfer and the assignment of such Tenant’s security deposit under the Tenant Lease, and shall contain appropriate instructions relating to the payment or receipt of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law. Buyer agrees to provide Seller with appropriate instructions relating to the payment and receipt of future rentals, the giving of future notices and other matters reasonably required by Buyer prior to the Closing Date. Unless a different procedure is required by applicable law, in which event such law shall be controlling, Seller agrees to transmit or otherwise deliver such Tenant Notices to the applicable Tenants under the Tenant Leases promptly after the Closing.
ARTICLE 6
TERMINATION AND DEFAULT
6.1    Buyer Default.
6.1.1    If Closing fails to occur on the Closing Date because Buyer fails to perform any of its material obligations or is otherwise in material default under any of Buyer’s obligations under Section 5.6, and Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then, provided that Seller shall have delivered notice of such material failure or material default to Buyer, and Buyer shall not have remedied or cured such material failure or material default within ten (10) Business Days after receipt of such notice, in which event the Closing Date shall be automatically extended (without the need for any action on the part of Buyer or Seller) to the Business Day after the earlier of the date Buyer remedies or cures such material default in all material respects or the expiration of such ten (10) Business Day period, (i) Seller shall have the right (but not the obligation) to terminate this Agreement upon written notice of such termination to Buyer; (ii) the Deposit (and any and all interest thereon) shall be paid to and retained by Seller as liquidated damages as its sole and exclusive remedy; and (iii) Seller and Buyer shall have no further obligations to each other under this Agreement except those provisions which expressly survive the termination of this Agreement. Notwithstanding anything in this Section 6.1.1 to the contrary, Buyer shall not have any cure period, and Seller will not be required to deliver any notice to Buyer, with respect to Buyer’s failure to perform on the Closing Date due to Buyer’s failure to deliver into Escrow the balance of the Purchase Price owed by Buyer as of the Closing Date and/or Buyer’s failure to deliver its required, executed signature pages to the closing documents, and in the case of any such failure on the part of Buyer (i) Seller shall have the immediate right (but not the obligation) to terminate this Agreement upon written notice of such termination to Buyer; (ii) the Deposit (and any and all interest thereon) shall be paid to and retained by Seller as liquidated damages as its sole and exclusive remedy; and (iii) Seller and Buyer shall have no further obligations to each other under this Agreement except those provisions which expressly survive the termination of this Agreement.
6.1.2    BUYER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND BUYER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. BUYER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT (AND INTEREST EARNED THEREON) SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY, AT LAW AND IN EQUITY, FOR BUYER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS PROVISION WILL NOT LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR REASONABLE OUT-OF-POCKET ATTORNEY’S FEES IN CONNECTION WITH ANY LEGAL PROCEEDINGS INSTITUTED BY SELLER TO ENFORCE THE TERMS AND CONDITIONS OF THIS AGREEMENT TO THE EXTENT SELLER IS THE PREVAILING PARTY.
6.2    Seller’s Default.
6.2.1    If at, or prior to, Closing, Seller fails to perform any of its material obligations or is otherwise in material default hereunder or willfully causes the failure of a condition precedent pursuant to Section 5.4 hereof (each, a “Pre-Closing Default, and collectively, the Pre-Closing Defaults”), and Buyer has performed or tendered performance of all of its material obligations in accordance with this Agreement, then, provided that Buyer shall have delivered notice of such Pre-Closing Default to Seller, and Seller shall not have remedied or cured such Pre-Closing Default within ten (10) Business Days (or such longer period (not to exceed thirty (30) days in the aggregate) if the Pre-Closing Default cannot reasonably be remedied or cured within the initial ten (10) Business Day period and Seller is diligently pursuing a remedy or cure to such Pre-Closing Default) after receipt of such notice, in which event the Closing Date shall be automatically extended (without the need for any action on the part of Buyer or Seller) to the Business Day after the earlier of the date Seller remedies or cures such Pre-Closing Default(s) or the expiration of such ten (10) Business Day period (or such longer period (not to exceed thirty (30) days in the aggregate) if the Pre-Closing Default cannot reasonably be remedied or cured within the initial ten (10) Business Day period and Seller is diligently pursuing a remedy or cure to such Pre-Closing Default), Buyer shall have the right by written notice to Seller at the Buyer’s sole option and by written notice to Buyer, to elect any or all of the following as it sole remedies:
(a)    Waive such Pre-Closing Default and proceed to the Closing with no reduction in the Purchase Price and tender the actual Purchase Price to Seller; provided, however, that this provision will not limit (other than with respect to such Pre-Closing Default for which Buyer shall be deemed to have waived all of Seller’s obligations and Buyer’s right and remedies with respect thereto) Buyer’s right to receive reimbursement for attorney’s fees subject and pursuant to Section 9.8 below in connection with any legal proceedings instituted by any party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations.
(b)    Subject to the provisions of this Section 6.2, institute an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement; provided, however, Seller shall not be liable for any consequential, punitive or other damages under this Agreement. Notwithstanding anything herein to the contrary, if specific performance is unavailable or impractical due to Seller’s conveyance of the Property to a third party in violation of the terms and conditions of this Agreement, then Buyer shall have all remedies at law or in equity.
(c)    Terminate this Agreement by notice to Seller and Escrow Agent to that effect, in which event (i) this Agreement shall terminate; (ii) the Deposit (and any and all interest thereon) shall be returned and paid to Buyer; (iii) Seller shall reimburse Buyer (within thirty (30) days of receipt of invoices from Buyer evidencing Buyer’s actually incurred out-of-pocket costs) for Buyer’s actually incurred out-of-pocket costs in conjunction with this Agreement and Buyer’s due diligence efforts (including, but not limited to reasonable attorneys’ fees and Buyer’s due diligence efforts and which reimbursement shall not be subject to the $25,000.00 threshold limitation set forth in Section 6.2.2(b) but which reimbursement obligation shall be subject to a cap of Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate); and (iv) Seller and Buyer shall have no further obligations to each other under this Agreement except those provisions which expressly survive the termination of this Agreement.

Notwithstanding anything in this Section 6.2.1 to the contrary, Seller shall not have any cure period, and Buyer will not be required to deliver any notice to Seller, with respect to Seller’s failure to perform on the Closing Date due solely to Seller’s failure to deliver its required, executed signature pages to the closing documents, and in the case of any such failure on the part of Seller, the provisions of clause (c) of this Section 6.2.1 shall apply.

6.2.2    Notwithstanding anything to the contrary set forth in this Agreement, the following shall apply with respect to any claim by Buyer that Seller has materially failed to perform any of its obligations or is otherwise in material default hereunder:

(a)    If Buyer has actual knowledge of any material breach of any representation, warranty or covenant of Seller under this Agreement prior to Closing (as shown in a writing (including, without limitation, any document) provided to Buyer or which writing (including, without limitation, any document) is in Buyer’s possession, it being agreed that, for purposes of this Section 6.2.2(a), information set forth or otherwise contained in documents and instruments furnished to Buyer by or on behalf of Seller and uploaded on a database by Seller or on behalf of Seller that is made available to Buyer in connection with Buyer’s due diligence of the Property and documents and instruments furnished by Seller’s counsel to Buyer (or its counsel), shall be deemed to be information which have been provided to Buyer and/or in Buyer’s possession) but Buyer nevertheless proceeds to Closing on the Closing Date, then, notwithstanding anything to the contrary set forth herein, Seller shall have no liability or obligation under this Agreement, at law or in equity with respect to any and all such breaches.
(b)    Buyer shall not pursue any claim under this Agreement (including, without limitation, after Closing) against Seller for damages that are less than Twenty-Five Thousand and 00/100 Dollars ($25,000.00); provided, that with respect to any claims in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00), Buyer shall be entitled to seek recovery of the full amount of such claims (subject to Seller’s Liability Cap). Further, the maximum amount of liability that Seller shall have to Buyer in all circumstances for any and all surviving obligations under the Representation Documents (including, without limitation, any obligation or liability arising out of any of the representations and warranties of Seller that survives Closing, any obligation or liability arising out of any of the representations, warranties and/or covenants of Seller in any Representation Document, under any transfer documents, any indemnification or other obligation or liability contained herein or in a Representation Document that is specifically stated to survive Closing, and any indemnification or other obligation or other liability under any other document or instrument delivered by Seller to Buyer in connection with the Closing, and any of Buyer’s legal fees, costs, and/or expenses arising out of the foregoing) shall not exceed, in the aggregate, Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00) (“Seller’s Liability Cap”).
(c)    In no event shall Seller be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, or unrealized expectations or other similar claims, and in every case Buyer’s recovery for any claims referenced in this Agreement shall be net of any insurance proceeds paid to Buyer and any indemnity, contribution or other similar payment then recovered by Buyer from any insurance company, tenant, or other third party for such damage. To the extent any of such insurance proceeds or any indemnity, contribution or other similar payments are paid after Seller’s payment to Buyer of claims hereunder, then (i) in the event such payments are made to Seller, Seller shall have the right to keep such payments, and (ii) in the event such payments are made to Buyer, Buyer shall promptly pay the same to Seller.
ARTICLE 7
CASUALTY DAMAGE OR CONDEMNATION

7.1    Casualty. If the Improvements are damaged by one or more casualties prior to the Closing and such casualties, in the aggregate, result in loss or damage in an amount valued greater than Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00), then Buyer shall have the sole option to elect either to:
(a)    acquire the Property as is (without reduction in the Purchase Price) on the Closing Date, plus an assignment without recourse or credit of any insurance proceeds payable to Seller by virtue of such loss or damage plus a credit for any deductible under said policy; or
(b)    terminate this Agreement and, subject to Section 3.6, receive back the Deposit (and any interest accrued thereon), in which event Seller and Buyer shall have no further obligations to each other under this Agreement except those provisions which expressly survive the termination of this Agreement.
Such right must be exercised within ten (10) days from the date Seller provides Buyer with notice of the loss of the event giving rise to such right. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect under clause (b) above. Notwithstanding the foregoing, if the Improvements are damaged by casualty prior to the Closing and the casualty does not result in loss or damage in an amount valued greater than Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00), then Buyer shall be required to acquire the Property as is (without reduction in the Purchase Price) on the Closing Date; provided, however, Buyer shall receive an assignment without recourse or credit of any insurance proceeds payable to Seller by virtue of such loss or damage plus a credit for any deductible under said policy.
7.2    Condemnation. If any portion of the Real Property is subject to a condemnation proceeding prior to the Closing, at Buyer’s sole option, Buyer shall have the right to elect either to (a) terminate this Agreement and, subject to Sections 3.6, receive back the Deposit (and any interest accrued thereon), in which event Seller and Buyer shall have no further obligations to each other under this Agreement, except those provisions which expressly survive the termination of this Agreement, or (b) acquire the Property (without reduction in the Purchase Price) on the Closing Date, plus an assignment without recourse or credit of any condemnation proceeds payable to Seller by virtue of such condemnation. Such right must be exercised within ten (10) days from the date Seller provide Buyer with notice of the loss of the event giving rise to such right. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect under clause (a) above.
ARTICLE 8
REAL ESTATE COMMISSION
Buyer and Seller each represents and warrants to the other that Buyer and Seller have not dealt with any broker in connection with the transactions set forth in this Agreement other than CBRE Inc. (d/b/a CBRE Healthcare Capital Markets) (“Broker ”), which Seller represents and warrants shall be paid a fee or commission by Seller pursuant to a separate agreement between Seller and Broker. Each party agrees to indemnify and hold harmless the other for, from and against any and all breach of the representation(s) and warranty(ies) made by it in this Article and any and all actual, out-of-pocket claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party, other than Broker. The foregoing indemnification obligation of the parties shall survive the Closing or the earlier termination of this Agreement.
ARTICLE 9
MISCELLANEOUS
9.1    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules annexed hereto are a part of this Agreement and are incorporated herein by reference.
9.2    Binding On Successors and Assigns. Subject to Section 9.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
9.3    Assignment by Buyer. Except as expressly provided herein, Buyer shall not have the right to assign this Agreement or its rights hereunder without Seller’s prior written consent, which consent can be withheld in Seller’s sole discretion. If Seller consents to any assignment, then no further assignments shall be permitted except as provided above. No assignment by Buyer of this Agreement or its rights under this Agreement (with or without Seller’s required consent as aforesaid) shall release the named Buyer from any obligation under this Agreement. Any direct or indirect transfer of fifty percent (50%) or more of the beneficial ownership interest in Buyer and/or any change in control of Buyer shall constitute an assignment of Buyer’s interest under this Agreement and shall require Seller’s prior consent. Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement, or its rights hereunder, without Seller’s prior consent (but with five (5) Business Days’ prior notice to Seller) to an affiliate of Buyer. For purposes of this Section 9.3, an “affiliate” of Buyer shall mean a party that (a) Controls, (b) is under the Control of, or (c) is under common Control with, the Buyer. “Control ” or “control ” shall mean (i) direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and the possession, directly or indirectly, of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract, or (ii) direct or indirect ownership of one hundred percent (100%) of the outstanding voting stock of a corporation or one hundred percent (100%) equity interest if not a corporation, together with possession, directly or indirectly, of the power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract, by the persons that are the direct or indirect owners of Buyer as of the Effective Date. Seller shall not assign this Agreement.
9.4    Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
9.5    Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Alabama without regard to the principles of conflicts of law.
9.6    Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Originals transmitted by facsimile or electronic mail shall be considered original in all respects.
9.7    Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section 9.7. All notices shall be in writing and shall be delivered (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; or (iii) by e-mail. Unless otherwise expressly provided herein, notices delivered by e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed given and received (1) if by courier, upon delivery or refusal of same; (2) if by Federal Express or other nationally recognized overnight delivery service, the business day following deposit; and (3) immediately following e-mail transmission. Any notice received on a non-business day or after 5:00 p.m. Central Time on a Business Day shall be deemed received on the next business day. Notices shall be given to the following addresses:

To Seller:	c/o Seavest Healthcare Properties, LLC 707 Westchester Avenue, Suite 401 White Plains, New York 10604 Attn: Malika Basheer Phone: (914) 683-8474 Email: MBasheer@seavesthcp.com
And with a copy to:	Drinker Biddle & Reath LLP One Logan Square, Ste. 2000 Philadelphia, Pennsylvania 19103-6996 Attn: Lisa A. Sher, Esq. Phone: (215) 988-3346 Email: lisa.sher@dbr.com
To Buyer:	c/o American Healthcare Investors 18191 Von Karman Avenue, Suite 300 Irvine, California 92612 Attention: Danny Prosky Telephone: (949) 270-9201 Facsimile: (949) 474-0442 E-mail: DProsky@ahinvestors.com

And with a copy to:
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
Baker Donelson Center, Suite 800
211 Commerce Street
Nashville, TN 37201
Attn: Elizabeth Sauer, Esq.
Phone: (615) 726-5745
Facsimile: (615) 744-5745
E-mail: esauer@bakerdonelson.com

To Escrow Agent to:	Chicago Title Insurance Company 2828 Routh Street, Suite 800 Dallas, TX 75201 Attn: Shannon Bright, Commercial Escrow Officer Telephone: (214) 965-1719 E-mail: BrightS@ctt.com
Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.
9.8    Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.
9.9    IRS Real Estate Sales Reporting. Buyer and Seller agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.
9.10    Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.
9.11    Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

9.12    Survival of Provisions After Closing. Any provisions of this Agreement that require observance or performance after the Closing Date shall continue in force and effect following the Closing Date, subject to any applicable limitations on survival contained herein.
9.13    Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.
9.14    Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”
9.15    Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of Alabama and/or New York.
9.16    Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.
9.17    Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written (other than provisions relating to the “Conditions Precedent Favoring Seller” as provided for in Section 5.6 or the “Conditions Precedent Favoring Buyer” as provided for in Section 5.4), then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.
9.18    Exclusivity. From and after the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.
9.19    Confidentiality.

9.19.1    Unless and until the Closing occurs hereunder, neither Buyer nor Seller will make, or permit anyone to make on their behalf, any public statement or public comment with respect to this Agreement (other than solely in connection with any litigation instituted by a party hereunder to enforce such party’s rights hereunder), the Buyer’s Reports, and the transactions contemplated hereby, that is intended for public distribution or made to any newspaper, trade publication, or other print or other media, without the approval by the other party as to such disclosure and the information to be disclosed, which approval shall not be unreasonably withheld or delayed.
9.19.2    Unless and until the Closing occurs hereunder, Buyer and Seller, and their respective agents shall maintain the confidentiality of all documents, instruments and information obtained by Buyer (including the Buyer’s Reports) or Seller, as applicable, or such agents hereunder or otherwise in connection with the proposed acquisition of the Property and shall not, without the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed, disclose any of such information to any other person or use any of such information for any purpose other than as contemplated herein. Notwithstanding the foregoing, Buyer and Seller may disclose any of such information to (i) the Existing Lender, the Tenants, and their respective officers, directors, employees, agents, attorneys, accountants, consultants, engineers and other professionals to whom such disclosure is reasonably necessary for the investigation of the Property and/or consummation of the transactions contemplated hereby, provided that each such person is advised to maintain such information in a confidential manner, (ii) as otherwise may be required by applicable law, and (iii) to the Ground Lessor in connection with the ROFR Notice and/or as otherwise required under the Ground Lease.

9.20    Waiver of Jury Trial. To the extent allowable by law, Seller and Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this Agreement. The provisions of this Section 9.20 shall survive the Closing or the termination hereof.
9.21    Venue and Jurisdiction. BUYER AND SELLER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE COURT OF ALABAMA OR ANY FEDERAL COURT SITTING IN THE JURISDICTION OF CULLMAN COUNTY, THE STATE OF ALABAMA, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREE THAT VENUE FOR ANY SUCH ACTION OR PROCEEDING SHALL BE IN THE STATE OF ALABAMA. BUYER AND SELLER EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM.
9.22    Further Assurances. Subsequent to Closing, each party shall execute and deliver to the other such further documents and instruments as either party may reasonably request of the other in order to confirm or implement the terms of this Agreement (provided the same does not increase the liability of the party so being requested to execute and deliver such further instruments or documents).
9.23    Indemnification Obligations. If any claim, action or proceeding is made or brought against Seller or Buyer and such party (the “Indemnitee ”), as a result of such claim, action or proceeding, is entitled to indemnification from the other party (“Indemnitor”) pursuant to the terms and conditions of this Agreement (an “Indemnified Claim ”), then, upon demand by the Indemnitee, Indemnitor, at its sole cost and expense, shall indemnify, protect, defend and hold the Indemnitee harmless from any liability with respect to any such Indemnification Claim with the engagement of counsel as the Indemnitee shall approve, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Indemnitee shall also have the right to retain its own attorneys to defend or assist in defending any such claim, action or proceeding either involving potential liability of One Hundred Thousand and No/100 Dollars ($100,000.00) or more, or if, in the Indemnitee’s reasonable judgment, such counsel faces a conflict, whether because of differing defenses available to Indemnitor and Indemnitee or any other reason, and, in each such case, Indemnitor shall pay the reasonable fees and disbursements of such attorneys. Notwithstanding anything contained in this Agreement to the contrary, (A) no Indemnitor shall have any liability for any consequential, indirect or punitive damages that are suffered by an Indemnitee, and (B) the Indemnitor shall not be required to indemnify the Indemnitee, and hold the Indemnitee harmless, in either case as aforesaid, to the extent that the gross negligence or willful misconduct of Indemnitee contributed to the loss or damage sustained by the party making the Indemnified Claim against the Indemnitee. Indemnitee shall not consent to the entry of any judgment or award regarding an Indemnified Claim, or enter into any settlement regarding such Indemnified Claim, except in either case with the prior approval of the Indemnitor, which approval shall not be unreasonably withheld, conditioned or delayed by the Indemnitor. The provisions of this Section 9.23 shall survive the Closing and the expiration or earlier termination of this Agreement.
9.24    Buyer’s Disclosures. Seller acknowledges that it is Buyer’s intention that the ultimate acquirer be a subsidiary of a corporation that is or intends to qualify as a real estate investment trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation or, subject to Seller’s prior written approval not to be unreasonably withheld, as Buyer otherwise elects. With respect to disclosures not required by law, Buyer hereby agrees to (a) provide Seller with as much advance notice as reasonably possible with respect to the nature of such disclosure, (b) reasonably cooperate with Seller as to the timing and contents of such disclosure, and (c) review in good faith suggestions made by Seller with respect to the contents of such disclosure; provided, however that Seller shall not unreasonably withhold its consent and Seller shall be deemed to have approved such disclosure if it fails to respond within seven (7) business days after receiving the proposed disclosure from Buyer.
9.25    Intentionally Omitted.

9.26    Board Approval. Notwithstanding anything to the contrary contained in this Agreement, Buyer’s obligation to purchase the Property is conditioned upon the approval by the Board of Directors of each of the REITs (the “Board”) prior to expiration of the Due Diligence Period, which approval may be given or denied in the Board’s sole and absolute discretion (such condition, the “Board Approval Condition”). In the event such approval is not given and Buyer delivers the Termination Notice prior to the end of the Due Diligence Period, then this Agreement shall terminate, the Deposit shall be returned to Buyer without any further action required from either party, and Seller and Buyer shall thereupon be discharged from any further liability to the other arising from this Agreement (except with respect to provisions of this Agreement which recite that they survive termination). Buyer’s failure to deliver the Termination Notice shall constitute (i) a waiver by Buyer of the Board Approval Condition, and (ii) a representation and warranty from Buyer to Seller that Buyer has satisfied the Board Approval Condition and obtained its required Board approval.
[Remainder of page intentionally left blank; signatures to follow on next pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
Seller:

CULLMAN POB III LLC, an Alabama limited liability company

By:	SP III Cullman, LLC, a Delaware limited liability
company, its sole member

	By:	Seavest Healthcare Properties, LLC, a Delaware
limited liability company, its non-member manager

		By:	Seavest Inc., a New York corporation, its
non-member manager

		By:	/s/ Douglas F. Ray
Name: Douglas F. Ray
Title: President/Co-CEO
[Signature Pages Continue]

[Signature Page of Seller to Purchase and Sale Agreement and Escrow Instructions]

Buyer:

GAHC4 CULLMAN AL MOB III, LLC,
a Delaware limited liability company

By:	Griffin-American Healthcare REIT IV Holdings, LP
a Delaware limited partnership, Its Sole Member,

	By:	Griffin-American Healthcare REIT IV, Inc.,
a Maryland corporation, Its General Partner,

		By:	/s/ Danny Prosky
		Name:	Danny Prosky
		Title:	President and Chief Operating Officer
[Signature Pages Continue]

[Signature Page of Buyer to Purchase and Sale Agreement and Escrow Instructions]

CONSENT OF ESCROW AGENT
The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Agent under said Agreement and (iii) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Shannon Bright
Name: Shannon Bright
Title: Escrow Officer

Date of Execution by Escrow Agent: August 11, 2016
[End of Signature Pages]

[Signature Page of Escrow Agent to Purchase and Sale Agreement and Escrow Instructions]